EXHIBIT 99.1

INFORMATION AS EXPECTED TO BE INCLUDED IN

2007 PROXY STATEMENT OF

TELEPHONE AND DATA SYSTEMS, INC. (“TDS”)
AS INCORPORATED INTO TDS

ANNUAL REPORT ON FORM 10-K FOR YEAR ENDED DECEMBER 31, 2006

EXPLANATORY NOTE

The following represents information as expected to be included in the proxy statement of TDS for the 2007 annual meeting of shareholders, although some of the information may be updated prior to the filing of the proxy statement. Because such proxy statement has not yet been filed with the Securities and Exchange Commission (“SEC”), such information is being filed as an Exhibit to TDS’s Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into Part III, Items 10 through 14 thereof.  TDS’s Common Shares and Special Common Shares are listed on the American Stock Exchange under the symbols “TDS” and “TDS.S”, respectively.

ELECTION OF DIRECTORS

The terms of all incumbent directors will expire at the 2007 annual meeting. The board of directors’ nominees for election of directors are identified in the tables below. Each of the nominees has expressed an intention to serve if elected. In the event any such nominee fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee if one is designated by the board of directors.

To be Elected by Holders of Common Shares and Special Common Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
Gregory P. Josefowicz	54	Director Nominee of TDS, Senior Level Consultant to, and Retired Chairman, Chief Executive Officer and President of, Borders Group, Inc.	N/A
Christopher D. O’Leary	47	Director of TDS, Executive Vice President, Chief Operating Officer - International, of General Mills, Inc.	2006
Mitchell H. Saranow	61	Director of TDS and Chairman of The Saranow Group	2004
Herbert S. Wander	72	Director of TDS and Partner, Katten Muchin Rosenman LLP, Chicago, Illinois	1968

Elected by Holders of Series A Common Shares and Preferred Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
James Barr III	67	Director of TDS and Retired President and Chief Executive Officer of TDS Telecommunications Corporation	1990
LeRoy T. Carlson	91	Director and Chairman Emeritus of TDS	1968
LeRoy T. Carlson, Jr.	60	Director and President and Chief Executive Officer of TDS	1968
Letitia G. Carlson, M.D.	46	Director of TDS, Physician and Associate Clinical Professor at George Washington University Medical Center	1996
Walter C.D. Carlson	53	Director and non-executive Chairman of the Board of TDS and Partner, Sidley Austin LLP, Chicago, Illinois	1981
Kenneth R. Meyers	53	Director and Executive Vice President and Chief Financial Officer of TDS and Chief Accounting Officer of U.S. Cellular and TDS Telecom	January 2007
Donald C. Nebergall	78	Director of TDS and Consultant	1977
George W. Off	60	Director of TDS and Chairman and Chief Executive Officer of Checkpoint Systems, Inc.	1997

Background of Board of Directors’ Nominees for Election by Holders of Common Shares and Special Common Shares

Gregory P. Josefowicz.   Gregory P. Josefowicz is currently serving as a non-exclusive, senior level consultant to Borders Group, Inc., a leading global retailer of books, music and movies, until February 2, 2008. From 1999 until his retirement in 2006, Mr. Josefowicz served as a director and president and chief executive officer, and was named chairman of the board in 2002, of Borders Group. Prior to that time, he was chief executive officer of the Jewel-Osco division of American Stores Company, which operated food and drug stores in the greater Chicago, Illinois and Milwaukee, Wisconsin areas, from 1997 until June 1999 when American Stores merged into Albertson’s Inc., a national retail food-drug chain. At that time, Mr. Josefowicz became president of Albertson’s midwest region. Mr. Josefowicz joined Jewel in 1974, and was elected senior vice president of marketing and advertising in 1993. Mr. Josefowicz is currently a member of the board of directors of PetSmart, Inc., a leading pet supply and services retailer, Winn-Dixie Stores, Inc., one of the nation’s largest food retailers, and Ryerson, Inc., a leading distributor and processor of metals.

Mr. Josefowicz was nominated for election at the 2007 annual meeting to fill the directorship held by Martin L. Solomon. See below.

Christopher D. O’Leary.   Christopher D. O’Leary was appointed executive vice president, chief operating officer - international, of General Mills, Inc., as of June 1, 2006. Before that, he was a senior vice president of General Mills since 1999. In addition, he was the president of the General Mills Meals division between 2001 and 2006 and was president of the Betty Crocker division between 1999 and 2001. Mr. O’Leary joined General Mills in 1997 after a 17-year career with PepsiCo, where his assignments included leadership roles for the Walkers-Smiths business in the United Kingdom and the Hostess Frito-Lay business in Canada.

Mitchell H. Saranow.   Mitchell H. Saranow has been the chairman of The Saranow Group, L.L.C., a private investment firm that he founded in 1984, for more than five years. Currently, Mr. Saranow is the chairman and principal investor in LENTEQ, L.P., an early stage equipment manufacturer. Previously, he served as chairman of the board and co-chief executive officer of Navigant Consulting, Inc. from November 1999 to May 2000. Prior to this, Mr. Saranow was chairman and managing general partner of Fluid Management, L.P., a specialty machinery manufacturer, for more than five years. Mr. Saranow is currently on the board of directors of Lawson Products, Inc.

Herbert S. Wander.   Herbert S. Wander has been a partner of Katten Muchin Rosenman LLP for more than five years. Katten Muchin Rosenman LLP does not provide legal services to TDS or its subsidiaries.

Background of Board of Directors’ Nominees for Election by Holders of Series A Common Shares and Preferred Shares

James Barr, III.   James Barr, III had been President and Chief Executive Officer (an executive officer of TDS) and a director of TDS Telecommunications Corporation (“TDS Telecom”), a wholly-owned subsidiary of TDS which operates local telephone companies, for more than five years prior to his retirement. On February 21, 2006, TDS announced that Mr. Barr would retire from his position as President and Chief Executive Officer of TDS Telecom. Mr. Barr stepped down as President and CEO of TDS Telecom on January 1, 2007. He remained on TDS Telecom’s payroll until March 23, 2007 and retired on March 24, 2007. Pursuant to a letter agreement with TDS, Mr. Barr will continue to serve as a director of TDS after his retirement for so long as he continues to be nominated and elected. For further information, see “Potential Payments upon Termination or Change in Control” below.

LeRoy T. Carlson.   LeRoy T. Carlson was elected Chairman Emeritus of TDS (an executive officer of TDS) in February 2002. Prior to that time, he was Chairman of TDS for more than five years. He is a director of United States Cellular Corporation (American Stock Exchange listing symbol: USM), a subsidiary of TDS which operates and invests in wireless telephone companies and properties (“U.S. Cellular”). Mr. Carlson is the father of LeRoy T. Carlson, Jr., Walter C.D. Carlson and Letitia G. Carlson, M.D.

LeRoy T. Carlson, Jr.   LeRoy T. Carlson, Jr., has been TDS’s President and Chief Executive Officer (an executive officer of TDS) for more than five years. Mr. LeRoy T. Carlson, Jr. is also Chairman and a director of U.S. Cellular and TDS Telecom. He is the son of LeRoy T. Carlson and the brother of Walter C.D. Carlson and Letitia G. Carlson, M.D.

Letitia G. Carlson, M.D.   Letitia G. Carlson, M.D. has been a physician at George Washington University Medical Center for more than five years. At such medical center, she was an assistant professor between 1992 and 2001 and an assistant clinical professor between 2001 and 2003, and has been an associate clinical professor since 2003. Dr. Carlson is the daughter of LeRoy T. Carlson and the sister of LeRoy T. Carlson, Jr. and Walter C.D. Carlson.

Walter C.D. Carlson.   Walter C.D. Carlson was elected non-executive Chairman of the Board of the board of directors of TDS in February 2002. He has been a partner of Sidley Austin LLP for more than five years and is a member of its executive committee. He is a director of U.S. Cellular. Walter C.D. Carlson is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr. and Letitia G. Carlson, M.D. The law firm of Sidley Austin LLP provides legal services to TDS and its subsidiaries on a regular basis. See “Certain Relationships and Related Transactions” below. Mr. Carlson does not provide legal services to TDS, U.S. Cellular or their subsidiaries.

Kenneth R. Meyers.   Kenneth R. Meyers was appointed a director and Executive Vice President and Chief Financial Officer of TDS (an executive officer of TDS) and Chief Accounting Officer of U.S. Cellular (an executive officer of U.S. Cellular) and of TDS Telecom on January 1, 2007. Prior to that, he was the Executive Vice President—Finance, Chief Financial Officer and Treasurer of U.S. Cellular for more than five years. Mr. Meyers is also a director of U.S. Cellular.

Donald C. Nebergall.   Donald C. Nebergall has been a consultant to companies since 1988, including TDS from 1988 through 2002. Mr. Nebergall was vice president of The Chapman Company, a registered investment advisory company located in Cedar Rapids, Iowa, from 1986 to 1988. Prior to that, he was the chairman of Brenton Bank & Trust Company, Cedar Rapids, Iowa, from 1982 to 1986, and was its president from 1972 to 1982.

George W. Off.   George W. Off was appointed chairman and chief executive officer of Checkpoint Systems, Inc., a New York Stock Exchange listed company, in August 2002. Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated system solutions for retail security, labeling and merchandising. Prior to that time, Mr. Off was chairman of the board of directors of Catalina Marketing Corporation, a New York Stock Exchange listed company, from July 1998 until he retired in July 2000. Mr. Off served as president and chief executive officer of Catalina from 1994 to 1998.

The following additional information is provided in connection with the election of directors.

Retiring and Former Directors

Martin L. Solomon.   Due to personal reasons, Martin L. Solomon advised TDS that he planned to retire from the TDS board of directors after a search for a qualified successor was completed. As noted above, the TDS board of directors has nominated Gregory P. Josefowicz to fill the directorship held by Mr. Solomon. Accordingly, Mr. Solomon’s term as a director will expire at the 2007 annual meeting.

Martin L. Solomon has been a private investor since 1990. From June 1997 until February 2001, he was chairman of the board of American Country Holdings, Inc., an insurance holding company. He served as a director until April 2002, at which time the company was acquired by Kingsway Financial Services, Inc.

Sandra L. Helton.   Sandra L. Helton resigned as a director of TDS concurrently with her resignation as Executive Vice President and Chief Financial Officer of TDS (an executive officer of TDS) effective December 31, 2006, a position she held for more than five years. Ms. Helton also resigned as a member of the board of directors of U.S. Cellular and TDS Telecom effective December 31, 2006. While she was a director of TDS in 2006, Ms. Helton was a director of The Principal Financial Group, a global financial institution, and Covance, Inc., a drug development services company. As noted above, Kenneth R. Meyers was appointed as a director and as Executive Vice President and Chief Financial Officer of TDS effective January 1, 2007.

CORPORATE GOVERNANCE

Board of Directors

The business and affairs of TDS are managed by or under the direction of the board of directors. The board of directors consists of twelve members. Holders of Common Shares and Special Common Shares elect 25% of the directors rounded up plus one director, or a total of four directors based on a board size of twelve directors. Holders of Series A Common Shares and Preferred Shares elect the remaining eight directors. The TDS Voting Trust has approximately 94% of the voting power in the election of such eight directors and approximately 52% of the voting power in all other maters.

A copy of TDS’s Corporate Governance Guidelines are available on TDS’s web site, www.teldta.com, under Investor Relations—Corporate Governance—Corporate Governance Guidelines.

TDS’s Code of Ethics for directors is available on TDS’s web site, www.teldta.com, under Investor Relations—Corporate Governance—Code of Ethics for Directors.

Director Independence and American Stock Exchange Listing Standards

Because the TDS Common Shares and Special Common Shares are listed on the American Stock Exchange, TDS must comply with listing standards applicable to companies which have equity securities listed on the American Stock Exchange.

Under listing standards of the American Stock Exchange, TDS is a “controlled company” as such term is defined by the American Stock Exchange. TDS is a controlled company because over 50% of the voting power of TDS is held by the trustees of the TDS Voting Trust. Accordingly, it is exempt from certain listing standards that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors that qualify as independent under the rules of the American Stock Exchange, (ii) have certain compensation approved by a compensation committee comprised solely of directors, or by a majority of directors, that qualify as independent under the rules of the American Stock Exchange, and (iii) have director nominations be made by a committee comprised solely of directors, or by a majority of directors, that qualify as independent under the rules of the American Stock Exchange.

As a controlled company, TDS is required to have three directors who qualify as independent to serve on the Audit Committee. The TDS Audit Committee has four members: George W. Off (chairperson), Donald C. Nebergall, Mitchell H. Saranow and Herbert S. Wander. The TDS board of directors has determined that all four members of the TDS Audit Committee do not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and qualify as independent under the listing standards of the American Stock Exchange, as well as Section 10A-3 of the Securities Exchange Act of 1934, as amended.

In addition, Martin L. Solomon did not have, and Gregory P. Josefowicz and Christopher D. O’Leary do not have, any relationship with TDS other than in their capacities as directors of TDS and, accordingly, would qualify as independent directors under the listing standards of the American Stock Exchange. As a result, six of the twelve directors, or 50% of the directors, have been determined to qualify or would qualify as independent under the listing standards of the American Stock Exchange.

TDS certifies compliance with specified listing standards to the American Stock Exchange on an annual basis. TDS certified that it was in compliance with such American Stock Exchange listing standards in 2006.

Meetings of Board of Directors

The board of directors held eleven meetings during 2006. Each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the board of directors (held during 2006 for which such person has been a director) and the total number of meetings held by all committees of the board on which such person served (during the periods that such person served).

Corporate Governance Committee

The members of the Corporate Governance Committee are Walter C.D. Carlson (chairperson), LeRoy T. Carlson, Jr. and Martin L. Solomon. Mr. Solomon qualified as an independent director under American Stock Exchange listing standards. The American Stock Exchange does not have any requirement that listed companies have a corporate governance committee or, if a company has one, that it be composed in whole or in part by independent directors. The primary function of the Corporate Governance Committee is to advise the board on corporate governance matters, including developing and recommending to the board a set of corporate governance guidelines for TDS. A copy of the charter and the corporate governance guidelines are available on TDS’s web site, www.teldta.com, under Investor Relations—Corporate Governance under “Board Committee Charters” for the charter and under “Corporate Governance Guidelines” for the guidelines.

Audit Committee

The primary function of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of TDS’s financial statements and other matters set forth in the charter for the Audit Committee, a copy of which is available on TDS’s web site, www.teldta.com under Investor Relations—Corporate Governance—Board Committee Charters.

The Audit Committee is currently composed of four members who are not officers or employees of TDS or any parent or subsidiary of TDS and have been determined by the board of directors not to have any other relationship with TDS that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has also determined that such directors qualify as independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Except as required by listing standards or SEC rule, TDS does not have any categorical standards of independence that must be satisfied. The current members of the Audit Committee are George W. Off (chairperson), Donald C. Nebergall, Mitchell H. Saranow and Herbert S. Wander. The board of directors has determined that each of the members of the Audit Committee is “independent” and “financially sophisticated” as such terms are defined by the American Stock Exchange.

The board has made a determination that Mr. Saranow is an “audit committee financial expert” as such term is defined by the SEC.

In accordance with the SEC’s safe harbor rule for “audit committee financial experts,” no member designated as an audit committee financial expert shall (i) be deemed an “expert” for any other purpose or (ii) have any duty, obligation or liability that is greater than the duties, obligations and liability imposed on a member of the board or the audit committee not so designated. Additionally, the designation of a member or members as an “audit committee financial expert” shall in no way affect the duties, obligations or liability of any member of the audit committee, or the board, not so designated.

The Audit Committee held twenty four meetings during 2006.

Pre-Approval Procedures

The Audit Committee adopted a policy, effective May 6, 2003, as amended as of February 26, 2004, pursuant to which all audit and non-audit services must be pre-approved by the Audit Committee. The following describes the policy as amended. Under no circumstances may TDS’s principal external accountant provide services that are prohibited by the Sarbanes-Oxley Act of 2002 or rules issued thereunder. Non-prohibited audit-related services and certain tax and other services may be provided to TDS, subject to such pre-approval process and prohibitions. The Audit Committee has delegated to the chairperson plus any other member of the Audit Committee the authority to pre-approve services by the independent registered public accountants and to report any such approvals to the full Audit Committee at each of its regularly scheduled meetings. In the event the chairperson is unavailable, pre-approval may be given by any two members of the Audit Committee. The pre-approval policy relates to all services provided by TDS’s principal external auditor and does not include any de minimis exception.

Review, approval or ratification of transactions with related persons

The Audit Committee Charter provides that the Audit Committee shall “be responsible for the review and oversight of all related-party transactions, as such term is defined by the rules of the American Stock Exchange.” Section 120 of the American Stock Exchange Company Guide, Certain Relationships And Transactions, provides that “Related party transactions must be subject to appropriate review and oversight by the company’s Audit Committee or a comparable body of the Board of Directors.”

Accordingly, pursuant to such provisions, the TDS Audit Committee has review and oversight responsibilities over transactions that are deemed to be related-party transactions under Section 120 of the American Stock Exchange Company Guide. Other than the foregoing provisions, TDS has no further policy relating to (i) the types of transactions that are covered by such policies and procedures; (ii) the standards to be applied pursuant to such policies and procedures; (iii) the persons or groups of persons on the board of directors or otherwise who are responsible for applying such policies and procedures; or (iv) any other written document evidencing such policies and procedures.

Since the beginning of the last fiscal year, the TDS Audit Committee exercised oversight over related-party transactions, but did not take any formal action to approve any related-party transactions. After changes in SEC rules that became effective for the 2007 proxy statement, transactions generally would not be subject to review and oversight by the Audit Committee unless they exceeded $120,000. Prior to the changes in such rules, this amount was $60,000 for 2006.

As disclosed below, a 2005 World Series Ring was given to Mr. Rooney by the Chicago White Sox as an honorarium, following review and approval by the U.S. Cellular Audit Committee. Neither TDS nor U.S. Cellular incurred any out of pocket costs relating to this ring. This transaction did not exceed $60,000, but was approved by the U.S. Cellular Audit Committee pursuant to the TDS and U.S. Cellular Code of Conduct. Accordingly, the TDS Audit Committee did not take action to approve this transaction.

Compensation Committee

Although not required to do so under American Stock Exchange listing standards because it is a controlled company, TDS has established a Compensation Committee comprised solely of directors that qualify as independent under the rules of the American Stock Exchange. The primary functions of the Compensation Committee are to discharge the board of director’s responsibilities relating to the compensation of the executive officers of TDS, other than U.S. Cellular or any of its subsidiaries. The responsibilities of the Compensation Committee include the review of salary, bonus, long-term compensation and all other elements of compensation of such executive officers.

For these purposes, “executive officers” means all officers that are employees who are or will be identified in TDS’s annual proxy statement as “executive officers,” including the President and CEO of TDS Telecom, except that the compensation of the President and CEO of U.S. Cellular is established and administered by U.S. Cellular’s chairman and stock option compensation committee, as described in the proxy statement of U.S. Cellular relating to its 2007 annual meeting of shareholders.

The Compensation Committee is comprised of at least two non-employee members of TDS’s board of directors, each of whom is an “outside director” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended, and a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. As noted above, such members also qualify as independent under the rules of the American Stock Exchange. The members of the Compensation Committee were Herbert S. Wander (chairperson) and George W. Off until March 2007 when the TDS board of directors also appointed Christopher D. O’Leary to the Compensation Committee. These persons do not have any compensation committee interlocks and are not related to any other directors.

The Compensation Committee charter permits it to delegate some or all of the administration of the long-term incentive plans or programs to the President and Chief Executive Officer or other executive officer of TDS as the committee deems appropriate, to the extent permitted by law and the applicable Long-Term Incentive Plan or program, but not regarding any award to the President and CEO. The Compensation Committee has not delegated this authority with respect to any of the officers identified in the below Summary Compensation Table.

The Compensation Committee’s charter provides that it will obtain advice and assistance from the Chief Executive Officer and the Vice President of Human Resources and from any other officer or employee of TDS, as it determines is appropriate. As discussed below, the Compensation Committee also utilizes the services of a compensation consultant. Such consultant did not provide any advice as to director compensation and only provided advice as to compensation to officers and employees.

Towers Perrin is TDS’s primary compensation consultant. The Compensation Committee and its predecessors have utilized the services of this consultant. TDS’s Human Resources Department also supports the Compensation Committee in its work. In 2006, the role of such compensation consultant in determining or recommending the amount or form of executive officer compensation was principally to provide consulting services on the type and amount of compensation to be granted to officers and other employees. The nature and scope of the assignment, and the material elements of the instructions or directions given to such consultants with respect to the performance of their duties under their engagement, was to provide external benchmarking data to TDS from their executive compensation survey database.

In addition, the Compensation Committee charter provides that the committee shall have the authority to engage advisors as it deems necessary to carry out its duties and that TDS shall provide appropriate funding, as determined by the Compensation Committee, for payment of any advisor retained by the committee, as well as ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

The Compensation Committee does not approve director compensation. It is the view of the TDS board of directors that this should be the responsibility of the full board of directors. In particular, only non-employee directors receive compensation in their capacity as directors and, as a result, the view of the TDS board of directors is that all directors should participate in such compensation decisions, rather than only some or all of the non-employee directors.

A copy of the charter of the Compensation Committee is available on TDS’s web site, www.teldta.com, under Investor Relations—Corporate Governance—Board Committee Charters.

The Compensation Committee held eleven meetings during 2006. It also took actions by unanimous written consent.

Other Committee

TDS has a Pricing Committee, consisting of LeRoy T. Carlson, Jr., as Chairman, and Kenneth R. Meyers and LeRoy T. Carlson, as alternate members. The Pricing Committee does not have a charter. Pursuant to resolutions of the TDS board of directors from time to time, the Pricing Committee is authorized to take certain action with respect to financing and capital transactions of TDS, such as the issuance, redemption or repurchase of debt or the repurchase of shares of capital stock of TDS.

Director Nomination Process

TDS does not have a nominating committee and, accordingly, does not have a nominating committee charter. Under listing standards of the American Stock Exchange, TDS is exempt from the requirement to have a nominating committee because it is a controlled company as such term is defined by the American Stock Exchange. Instead, the entire board of directors participates in the consideration of director nominees. Similarly, because TDS is a controlled company, TDS also is exempt from the listing standard that requires director nominations to be made by a nominating committee comprised solely of independent directors or by a majority of independent directors.

The TDS board of directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. However, because the TDS Voting Trust has over 90% of the voting power in the election of directors elected by holders of Series A Common Shares and Preferred Shares, nominations of directors for election by the holders of Series A Common Shares and Preferred Shares is based on the recommendation of the trustees of the TDS Voting Trust. With respect to candidates for director to be elected by the Common Shares and Special Common Shares, the TDS board may from time to time informally consider candidates submitted by shareholders that hold a significant number of Common Shares and/or Special Common Shares. The TDS board has no formal procedures to be followed by shareholders in submitting recommendations of candidates for director.

The TDS board of directors does not have any specific, minimum qualifications that the board believes must be met by a nominee for a position on the TDS board of directors, or any specific qualities or skills that the board believes are necessary for one or more of the TDS directors to possess. The TDS board has consistently sought to nominate to the board of directors eminently qualified individuals whom the board believes would provide substantial benefit and guidance to TDS. The TDS board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors and does not believe that it would be appropriate to place limitations on its own discretion.

In general, the TDS board will nominate existing directors for re-election unless the board has a concern about the director’s ability to perform his or her duties. In the event of a vacancy on the board of a director elected by the Series A Common Shares and Preferred Shares, nominations are based on the recommendation of the trustees of the TDS Voting Trust. In the event of a vacancy on the board of a director elected by the Common Shares and Special Common Shares, TDS may use various sources to identify potential candidates, including an executive search firm. In addition, the President may consider recommendations by shareholders that hold a significant number of Common Shares and/or Special Common Shares. Potential candidates are initially screened by the President and by other persons as the President designates. Following this process, the President discusses with the Chairman of the Board whether one or more candidates should be considered by the full board of directors. If appropriate, information about the candidate is presented to and discussed by the full board of directors.

Each of the nominees approved by the TDS board for inclusion on TDS’s proxy card for election at the 2007 annual meeting are executive officers and/or directors who are standing for re-election, except for Gregory P. Josefowicz. Mr. Josefowicz was nominated for election by the board of directors upon the recommendation of TDS’s President and CEO to fill the vacancy that will exist as a result of the decision of Martin L. Solomon not to stand for re-election for personal reasons. TDS was obligated to pay a fee to an executive search firm for performing a search for candidates and identifying Mr. Josefowicz as a candidate for the TDS board of directors for the 2007 annual meeting.

TDS was also obligated to pay a fee to an executive search firm for performing a search for identifying Christopher D. O’Leary as a director candidate at the 2006 annual meeting.

Except as disclosed above, TDS has not paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees for election of directors at the 2007 annual meeting. From time to time, TDS may pay a fee to an executive search firm to identify potential candidates for election as directors.

Shareholder Communication with Directors

Shareholders may send communications to the TDS board of directors or to specified individual directors of TDS at any time. Shareholders should direct their communication to the board or to specified individual directors, in care of the Secretary of TDS at its corporate headquarters. Any shareholder communications that are addressed to the board of directors or specified individual directors will be delivered by the Secretary of TDS to the board of directors or such specified individual directors. For more information, see the instructions on TDS’s web site, www.teldta.com, under Investor Relations—Corporate Governance—Contacting the TDS Board of Directors.

TDS Policy on Attendance of Directors at Annual Meeting of Shareholders

All directors are invited and encouraged to attend the annual meeting of shareholders, which is normally followed by the annual meeting of the board of directors. In general, all directors attend the annual meeting of shareholders unless they are unable to do so due to unavoidable commitments or intervening events. Seven persons serving as directors at the time attended the 2006 annual meeting of shareholders.

Stock Ownership Guidelines

TDS amended its stock ownership guidelines on May 10, 2007.

Under stock ownership guidelines for directors that were in effect for 2006, each director was expected to own a minimum of 2,000 shares of common stock of TDS. In the event the value of the ownership interest of 2,000 shares fell below $50,000, the board could increase the minimum investment level to ensure an investment equivalent to at least $50,000. Directors had three years to comply with this requirement.

On May 10, 2007, the TDS board of directors amended its stock ownership guidelines for directors to provide that, within three years after (a) March 31, 2007 or (b) the date on which a director first becomes a director, whichever is later, and thereafter for so long as each director remains a director of TDS, each such director is required to own Series A Common Shares, Common Shares and/or Special Common Shares of TDS having a combined value of at least $100,000. The TDS board of directors will review this minimum ownership requirement periodically.

Code of Ethics for Directors

TDS has adopted a Code of Ethics for its directors. This code has been posted to TDS’s internet website, www.teldta.com, under Investor Relations—Corporate Governance.

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following sets forth the aggregate fees (including expenses) billed by TDS’s principal accountants PricewaterhouseCoopers LLP for 2006 and 2005:

	2006	2005
Audit Fees(1)	$5,592,518	$6,045,710
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	4,500	4,500
Total Fees	$5,597,018	$6,050,210

(1)             Represents the aggregate fees billed by PricewaterhouseCoopers LLP for 2006 and 2005 (as updated) for professional services rendered for the audit of the annual financial statements for the years 2006 and 2005 included in TDS’s and U.S. Cellular’s Forms 10-K for those years and the reviews of the financial statements included in TDS’s and U.S. Cellular’s Forms 10-Q for each of these years including the attestation and report relating to internal control over financial reporting as well as accounting research, audit fees related to the restatement of the companies’ financial statements for certain prior years, review of financial information included in other SEC filings and the issuance of consents and comfort letters. Although PricewaterhouseCoopers LLP has billed TDS and U.S. Cellular for these fees and expenses, management of TDS and U.S. Cellular have not yet completed their reviews of all of the amounts billed. Includes an estimate for audit fees to be billed upon completion of the 2006 audit.

(2)             Represents the aggregate fees billed by PricewaterhouseCoopers LLP for services, other than services covered in (1) above, for the years 2006 and 2005.

The Audit Committee determined that the payment of fees for non-audit related services does not conflict with maintaining PricewaterhouseCoopers LLP’s independence.

See “Corporate Governance—Audit Committee” for information relating to the audit committee’s pre-approval policies.

EXECUTIVE OFFICERS

The following executive officers of TDS were identified in the above tables regarding the election of directors:  LeRoy T. Carlson, Jr., President of TDS; LeRoy T. Carlson, Chairman Emeritus of TDS; and Kenneth R. Meyers, Executive Vice President and Chief Financial Officer of TDS. In addition, James Barr, III was previously the President and Chief Executive Officer of TDS Telecom, an executive officer of TDS. In addition to the executive officers identified in the tables regarding the election of directors, set forth below is a table identifying current officers of TDS and its subsidiaries who may be deemed to be executive officers of TDS. Unless otherwise indicated, the position held is an office of TDS.

Name	Age	Position
John E. Rooney	65	President and CEO of United States Cellular Corporation
David A. Wittwer	46	President and CEO of TDS Telecommunications Corporation
D. Michael Jack	64	Senior Vice President and Corporate Controller
Kurt B. Thaus	48	Senior Vice President and Chief Information Officer
Scott H. Williamson	56	Senior Vice President—Acquisitions and Corporate Development
C. Theodore Herbert	71	Vice President—Human Resources
Joseph R. Hanley	40	Vice President—Technology Planning and Services

John E. Rooney.   John E. Rooney has been the President and Chief Executive Officer of U.S. Cellular for more than five years.

David A. Wittwer.   David A. Witter has been the President and Chief Executive Officer of TDS Telecom since January 1, 2007.  On February 21, 2006, TDS appointed Mr. Wittwer as Executive Vice President and Chief Operating Officer (COO) of TDS Telecom and designated him to succeed James Barr III as President and CEO of TDS Telecom on January 1, 2007. Prior to his appointment as Executive Vice President and COO of TDS Telecom, Mr. Wittwer was President of TDS Telecom’s incumbent local exchange carrier operations since March 2005. Prior to that time, he was Executive Vice President—Staff Operations, Chief Financial Officer, Treasurer and Assistant Secretary of TDS Telecom for more than five years.

D. Michael Jack.   D. Michael Jack was appointed Senior Vice President and Corporate Controller of TDS in March 2003. Prior to that time, he was Vice President and Corporate Controller since November 1999.

Kurt B. Thaus.   Kurt B. Thaus was appointed Senior Vice President and Chief Information Officer on January 12, 2004. Prior to that time, he was employed by T-Systems North America, Inc., the North American subsidiary of T-Systems International (Deutsche Telekom) for more than five years, most recently as senior vice president of technology management services.

Scott H. Williamson.   Scott H. Williamson has been Senior Vice President—Acquisitions and Corporate Development of TDS for more than five years.

C. Theodore Herbert.   C. Theodore Herbert has been Vice President—Human Resources of TDS for more than five years.

Joseph R. Hanley.   Joseph R. Hanley was appointed Vice President—Technology Planning and Services on August 15, 2004. Prior to that time, he was employed by TDS Telecom for more than five years, most recently as Vice President—Strategic Planning and Emerging Applications.

All of our executive officers devote all their employment time to the affairs of TDS and its subsidiaries.

Codes of Conduct and Ethics

As required by Section 807 of the American Stock Exchange Company Guide, TDS has adopted a Code of Business Conduct, applicable to all officers and employees of TDS and its subsidiaries, which includes a Code of Ethics for certain Senior Executives and Financial Officers, that complies with the definition of a “code of ethics” as set forth in Item 406 of Regulation S-K of the SEC. TDS has also adopted a Code of Ethics for its directors. Each of the foregoing codes has been posted to TDS’s internet website, www.teldta.com, under Investor Relations—Corporate Governance.

TDS intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to its Code of Ethics for certain Senior Executives and Financial Officers, and will disclose all other amendments to any of the foregoing codes, by posting such information to such internet website. Any waivers of any of the foregoing codes for directors or executive officers, including any waiver of the Code of Ethics for certain Senior Executives and Financial Officers, will be approved by TDS’s board of directors, as applicable, and disclosed in a Form 8-K that is filed with the SEC within four business days of such waiver.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary of Compensation

The following table summarizes the compensation paid by TDS in 2006 to the identified officers.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non- Equity Incen- tive Plan($) (g)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation ($) (i)	Total ($) (j)
LeRoy T. Carlson, Jr. (1)(6)	2006	$1,115,000	$550,000	$603,076	$2,952,571	—	—	$72,472	$5,293,119
President and Chief Executive Officer

Sandra L. Helton (2)(6)	2006	$668,000	$240,000	—	$1,219,955	—	—	$1,228,480	$3,356,435
Executive Vice President and Chief Financial Officer in 2006

James Barr III (3)	2006	$654,195	$320,000	$1,034,695	$1,249,513	—	$10,680	$61,140	$3,330,223
President and Chief Executive Officer of TDS Telecom in 2006

John E. Rooney (4)	2006	$734,084	$300,000	$1,185,929	$3,158,606	—	$3,335	$51,921	$5,433,875
President and Chief Executive Officer of U.S. Cellular

LeRoy T. Carlson (5)(6)	2006	$480,000	$200,000	$632,874	$672,427	—	—	$36,051	$2,021,352
Chairman Emeritus

Explanation of Columns:

(a)              Includes the following “named executive officers”:  all individuals serving as TDS’s principal executive officer or acting in a similar capacity during the last completed fiscal year; all individuals serving as the principal financial officer or acting in a similar capacity during the last completed fiscal year; and the three most highly compensated executive officers other than the foregoing who were serving as executive officers at the end of the last completed fiscal year, including executive officers of subsidiaries. The determination as to which executive officers are most highly compensated is made by reference to total compensation for the last completed fiscal year as set forth in column (j), reduced by any amount in column (h).

(b)              Although three years of compensation are required to be reported, pursuant to transition rules, the amounts for 2005 and 2004 are not reported.

(c)              Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year, whether or not paid in such year. John E. Rooney deferred 20% of his 2006 base salary, all of which salary is included in column (c) whether or not deferred. See “Information Regarding Nonqualified Deferred Compensation” below. The other officers did not defer any salary in 2006.

(d)              Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year, whether or not paid in such year. Officers do not become entitled to any amount of bonus solely as a result of achievement of any performance measures. The officers are not entitled to any amount of bonus unless and only to the extent awarded and paid. The performance of the company is one category of the factors used to determine the amount of the bonus, all of which is discretionary. The entire amount of the bonus is not earned until awarded. Because officers are not entitled to any bonus until awarded, the bonus amounts reported represent bonuses earned and paid in 2006, regardless of the year to which the bonus relates. The amounts paid and earned in 2006 include a bonus based on 2005 performance that was paid in 2006. LeRoy T. Carlson, Jr., deferred 20% of his 2005 bonus (earned and paid in 2006). John E. Rooney deferred 100% of his 2005 bonus (earned and paid in 2006).  LeRoy T. Carlson deferred 100% of his 2005 bonus (earned and paid in 2006). The amount  deferred is deemed invested in phantom stock bonus match units in TDS Special Common Shares for TDS officers or in U.S. Cellular Common Shares for U.S. Cellular officers. See “Grants of Plan-Based Awards” below. The entire amount of bonus earned in 2006, including any amount deferred, is included above in column (d). See “Information Regarding Nonqualified Deferred Compensation” below.

The following is a summary of the amount of bonus earned in 2006 and the amount deferred included above:

	LeRoy T. Carlson, Jr.	Sandra L. Helton	James Barr III	John E. Rooney	LeRoy T. Carlson
Total Bonus Earned in 2006	$550,000	$240,000	$320,000	$300,000	$200,000
Percentage Deferred	20%	—	—	100%	100%
Amount Deferred	$110,000	$—	$—	$300,000	$200,000

For disclosure purposes, the amount of bonus paid in 2007 as of the date of this proxy statement with respect to 2006 is as follows:

	LeRoy T. Carlson, Jr.	Sandra L. Helton	James Barr III	John E. Rooney	LeRoy T. Carlson
Total Bonus with respect to 2006	$800,000	N/A	$335,000	$525,000	$200,000
Less portion prepaid in 2006	—	N/A	—	—	—
Net Bonus for 2006 Paid in 2007	$800,000	N/A	$335,000	$525,000	$200,000

The amount of the Bonus with respect to 2006 paid in 2007 is only provided for disclosure purposes. These amounts were not earned until paid in 2007 and will be reported in next year’s Summary Compensation Table with respect to 2007.

(e)              Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payments (which we refer to as “FAS 123R”), disregarding the estimate of forfeitures related to service-based vesting conditions. The vesting period of the awards is set forth under “Grants of Plan-Based Awards” below. Assumptions made in the valuation of the stock awards in this column are incorporated by reference from Note 20 in TDS’s financial statements for the year ended December 31, 2006 included in its Form 10-K for the year ended December 31, 2006. All TDS stock awards are valued based on grant date fair value using a 0% forfeiture rate (the percentage of stock awards granted in 2006 that are assumed will be forfeited). TDS has used a 0% forfeiture rate due to a lack of historical forfeiture information. There were forfeitures of restricted stock units with respect to 9,138 tandem Common Shares and Special Common Shares, or an aggregate of 18,276 shares, in 2006.

Except with respect to Mr. Rooney, includes amount of FAS 123R expense relating to restricted stock units in TDS Special Common Shares under the TDS 2004 Long-Term Incentive Plan. With respect to Mr. Rooney, includes the amount of FAS 123R expense relating to restricted stock units in U.S. Cellular Common Shares under the U.S. Cellular 2005 Long-Term Incentive Plan. Mr. Rooney’s U.S. Cellular restricted stock units vested on October 10, 2006.  See “Information Regarding Plan Based Awards” below for vesting and other information.

Also includes FAS 123R expense relating to phantom stock bonus match units credited to such officer with respect to deferred bonus compensation. Deferred bonus is deemed invested in phantom TDS Special Common Shares for all officers other than John E. Rooney. The TDS  phantom stock units are credited with dividends. The Summary Compensation Table does not include any dividends (or dividend equivalents) on deferred bonus denominated in phantom TDS stock because such dividends are not preferential under SEC rules, because they are not earned at a rate higher than dividends on TDS’s common stock. Deferred bonus by John E. Rooney is deemed invested in phantom U.S. Cellular Common Shares. U.S. Cellular does not currently pay dividends. For information relating to U.S. Cellular, see U.S. Cellular’s proxy statement for its 2007 annual meeting.

LeRoy T. Carlson, Jr. deferred 20% of his 2005 bonus (earned and paid in 2006) and, accordingly, received a stock unit match in phantom TDS Special Common Shares in 2006. As a result, he received a matching stock grant having a grant date value of $27,500. However, column (e) above includes the amount of FAS 123R expense recognized in 2006 of $30,000. John E. Rooney deferred 100% of his 2005 bonus, which was paid in 2006. Accordingly, Mr. Rooney received a stock bonus match in phantom U.S. Cellular Common Shares with respect to such deferred bonus in 2006. As a result, he received a matching U.S. Cellular stock grant having a grant date value of $87,510. Column (e) above includes the amount of FAS 123R expense recognized in 2006 of $121,548. LeRoy T. Carlson deferred 100% of his 2005 bonus (earned and paid in 2006) and, accordingly, received a stock unit match in phantom TDS Special Common Shares in 2006. As a result, he received a matching stock grant having a grant date value of $58,000. Column (e) above includes the amount of FAS 123R expense recognized in 2006 of $58,000. See “Information Regarding Nonqualified Deferred Compensation” below.

The following is a summary of the amount of FAS 123R expense related to stock awards reflected in column (e) above:

	LeRoy T. Carlson, Jr.	Sandra L. Helton	James Barr III	John E. Rooney	LeRoy T. Carlson
2004 Restricted Stock Units	$—	$—	$—	$309,388	$—
2005 Restricted Stock Units	551,886	519,141	453,409	563,786	350,180
2006 Restricted Stock Units	21,190	—	581,286	191,207	224,694
Amount of restricted stock expense in 2006	$573,076	$519,141	$1,034,695	$1,064,381	$574,874
Forfeiture in 2006	—	(519,141)	—	—	—
Amount of bonus match expense in 2006	30,000	—	—	121,548	58,000
Total	$603,076	$—	$1,034,695	$1,185,929	$632,874

For Sandra L. Helton, $519,141 of expense was recorded in 2006 but the entire amount of the grant was forfeited as a result of her resignation effective December 31, 2006. This represents the amount of expense recorded in 2006 under FAS 123R with respect to 9,138 restricted stock units granted to Ms. Helton in 2005 that were scheduled to vest on December 15, 2007. However, as reported in the “Table of Potential Payments upon Termination or Change in Control,” below, 25% of the value of the 9,138 restricted stock units that Ms. Helton forfeited, or $228,016, was paid to Ms. Helton in 2007 pursuant to the Employment Agreement and General Release discussed in the footnotes to such table. This amount is included above in column (i), All Other Compensation, as discussed below in note (i).

Pursuant to an offer letter which was accepted by John E. Rooney on March 28, 2000, all unvested stock option and restricted stock awards granted to him on or prior to April 10, 2006 fully vested on October 10, 2006.

In accordance with FAS 123R, TDS recognized expense in 2006 with respect to 100% of the grant-date value of stock awards granted in 2006 and the remainder of the 2005 stock awards to James Barr and LeRoy T. Carlson because they are 66 years or older and eligible for retirement.

For reference purposes, the following is a summary of the grant date value of stock awards in 2006 reflected in column (l) of the Grants of Plan Based Awards Table below:

	LeRoy T. Carlson, Jr.	Sandra L. Helton	James Barr III	John E. Rooney	LeRoy T. Carlson
2006 Restricted Stock Award	$1,017,115	$ —	$581,286	$195,584	$224,694
2006 Bonus Match Awards	27,500	—	—	87,510	58,000
Total	$1,044,615	$ —	$581,286	$283,094	$282,694

If an award ultimately vests in full, the amount cumulatively recognized in the Summary Compensation Table over a period of years should equal 100% of the grant date fair value of the equity award or the total fair value at the date of settlement for a liability award.

(f)                   Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions. The dates on which the options become exercisable and expire are set forth below under “Grants of Plan-Based Awards.” Assumptions made in the valuation of the option awards in this column are incorporated by reference from Note 20 in TDS’s financial statements for the year ended December 31, 2006 included in its Form 10-K for the year ended December 31, 2006. All TDS stock options granted in 2006 were valued based on grant date fair value using a 0.6% forfeiture rate (the percentage of stock options granted in 2006 that are assumed will be forfeited). There were no forfeitures of stock options in 2006 for the identified officers. Except with respect to Mr. Rooney, represents the value of options to acquire TDS Special Common Shares awarded during the fiscal year. In the case of John E. Rooney, the awards represent options to acquire U.S. Cellular Common Shares awarded during the fiscal year.

The following is a summary of the amount of FAS 123R expense relating to options reflected in column (f) above:

	LeRoy T. Carlson, Jr.	Sandra L. Helton	James Barr III	John E. Rooney	LeRoy T. Carlson
2001 Options	$—	$—	$—	$6,117	$—
2002 Options	—	—	—	10,405	—
2003 Options	—	—	—	148,036	—
2004 Options	—	—	—	282,322	—
2005 Options	—	—	—	772,398	—
2006 Options	2,952,571	1,219,955	1,249,513	1,939,328	672,427
Amount of option expense in 2006	$2,952,571	$1,219,955	$1,249,513	$3,158,606	$672,427

Pursuant to an offer letter which was accepted by John E. Rooney on March 28, 2000, all unvested stock option and restricted stock awards granted to him on or prior to April 10, 2006 fully vested on October 10, 2006.

For reference purposes, the following is a summary of the grant date value of options granted in 2006 reflected in column (l) of the Grants of Plan Based Awards Table below:

	LeRoy T. Carlson, Jr.	Sandra L. Helton	James Barr III	John E. Rooney	LeRoy T. Carlson
Grant date value of options awarded in 2006	$2,952,571	$1,219,955	$1,249,513	$1,939,328	$672,427

If an option ultimately vests in full, the amount cumulatively recognized in the Summary Compensation Table over a period of years should equal 100% of the grant date fair value of the equity award or the total fair value at the date of settlement for a liability award.

(g)                None of the above executive officers has any earnings for services performed during the fiscal year pursuant to awards under “non-equity incentive plans” or earnings on any outstanding awards, under SEC rules. Accordingly, this column is not applicable.

(h)                Column (h) includes a portion of the interest that Mr. Barr and Mr. Rooney receive on salary that is deferred on a basis that is not tax-qualified. Interest on deferred salary is compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points. As required by SEC rules, column (h) includes the portion of such interest that exceeded 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the time each monthly interest rate is set. The other officers have not deferred any of their salaries.

Each of the identified officers participates is a supplemental executive retirement plan or SERP. The interest rate for 2006 was set as of the last trading date of 2005 at 5.6445% per annum, based on the yield on ten year BBB rated industrial bonds at such time. Such rate did not exceed 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), of 5.76% at such time. Accordingly, pursuant to SEC rules, column (h) of the Summary Compensation Table does not include any portion of interest earned under the SERP in 2006.

Pursuant to SEC rules, column (h) does not include any dividends (or dividend equivalents) on deferred bonus denominated in phantom TDS stock because such dividends are not preferential under SEC rules, because they are not earned at a rate higher than dividends on TDS’s common stock.

Does not include any changes in pension values because TDS and U.S. Cellular do not have any defined benefit pension plans or pension plans (including supplemental plans) where the retirement benefit is actuarially determined that covers executive officers. The named executive officers only participate in tax-qualified defined contribution plans and a non-qualified defined contribution plan.

(i)                  Does not include any discount amount under the TDS dividend reinvestment plans because such discounts are available generally to all security holders of TDS.

Does not include any discount amount under the TDS or U.S. Cellular employee stock purchase plans because such discounts are available generally to all employees of TDS or U.S. Cellular, as applicable. The per share cost to each participant is 85% of the market value of the TDS Special Common Shares or U.S. Cellular Common Shares as of the issuance date, as applicable.

Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more.

Includes the following:   (1) if applicable, the total of perquisites and personal benefits if they equal or exceed $10,000, summarized by type, or specified for any perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each officer, in each case, valued on the basis of the aggregate incremental cost of such perquisite or personal benefit to TDS, including any related tax gross up, (2) contributions by TDS for the benefit of the named executive officer under (a) the TDS tax-deferred savings plan, which is referred to as the TDSP, (b) the TDS Pension Plan and (c) the TDS supplemental executive retirement plan, which is referred to as the SERP, and (3) the dollar value of any insurance premiums paid during the covered fiscal year with respect to Life Insurance for the benefit of the named executive:

	LeRoy T. Carlson, Jr.	Sandra L. Helton	James Barr III	John E. Rooney	LeRoy T. Carlson
Perquisites:
Corporate automobile allowance and other personal travel and related expenses	$16,657	N/A	N/A	N/A	$24,091
Tax gross up relating to corporate automobile allowance	4,279	N/A	N/A	N/A	4,070
Total Perquisites if $10,000 or more	$20,936	N/A	N/A	N/A	$28,161
Contributions to Benefit Plans
TDSP	$7,225	$7,920	$7,920	$7,921	$7,080
Pension Plan	25,231	22,072	15,614	10,374	—
SERP	18,769	21,928	28,386	33,626	—
Life Insurance	311	696	9,220	—	810
Payments Accrued relating to Resignation	—	1,175,864	—	—	—
Total, including perquisites if $10,000 or more	$72,472	$1,228,480	$61,140	$51,921	$36,051

TDS and U.S. Cellular provide only limited perquisites to senior management. In 2006, this included an automobile allowance and/or reimbursed travel and similar expenses to certain of their executive officers. This benefit is valued based on the actual cost to TDS or U.S. Cellular. Also, TDS and U.S. Cellular reimbursed the officer’s additional taxes related to the automobile allowance. Only LeRoy T. Carlson, Jr. and LeRoy T. Carlson had perquisites and personal benefits that were $10,000 or more in 2006.

The TDSP is a tax-qualified defined contribution retirement plan that does not discriminate in scope, terms or operation in favor of executive officers or directors of TDS and that is available generally to all employees. Employees contribute amounts to the plan and TDS makes matching contributions in part.

The Pension Plan is a tax-qualified defined contribution retirement plan that does not discriminate in scope, terms or operation in favor of executive officers or directors of TDS and that is available generally to all employees. TDS and its subsidiaries make annual employer contributions for each participant.

The SERP is a non-qualified defined contribution plan that is available only to certain officers. This plan provides supplemental benefits under the TDS Pension Plan to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. TDS and its subsidiaries make annual employer contributions for each participant.

TDS pays premiums for $100,000 of life insurance for directors of TDS, including directors who are executive officers.

Also, pursuant to Item 402(c)(2)(ix)(D) of Regulation S-K, column (i), “All Other Compensation” includes the following amounts accrued pursuant to the terms of an Employment Agreement and General Release in connection with the resignation of Sandra L. Helton as of December 31, 2006.

Payments Accrued	Amount
2006 Bonus	$275,600
Payment for 25% of the value of the 9,138 Tandem TDS Common Shares and TDS Special Common Shares	228,016
Separation payment	672,248
Total	$1,175,864

For further information relating to Sandra L. Helton’s resignation, see “Potential Payments upon Termination or Change in Control” below.

(j)                  Represents the dollar value of total compensation for the fiscal year based on the sum of all amounts reported in columns (c) through (i).

Footnotes:

(1)                LeRoy T. Carlson, Jr., as President and Chief Executive Officer, is included in the above table as TDS’s principal executive officer. He is also Chairman of U.S. Cellular and TDS Telecom. TDS does not have any employment, severance or similar agreement with LeRoy T. Carlson, Jr. Mr. Carlson is the son of Chairman Emeritus and director LeRoy T. Carlson, and the brother of non-executive Chairman of the Board and director of TDS, Walter C.D. Carlson, and director Letitia G. Carlson, M.D.

(2)                Sandra L. Helton is included in the above table because she was TDS’s Executive Vice President and Chief Financial Officer during all of 2006. Ms. Helton resigned as Executive Vice President and Chief Financial Officer of TDS effective at the end of the day on December 31, 2006. On November 30, 2006, TDS entered into an Employment Agreement and General Release with Ms. Helton as discussed under “Potential Payments upon Termination or Change in Control” below.

(3)                James Barr III, as President and Chief Executive Officer of TDS Telecom in 2006, a principal business unit of TDS which operates local telephone companies, was deemed to be an executive officer of TDS in 2006. He was one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer who was serving as an executive officer at the end of the last completed fiscal year, including executive officers of subsidiaries. Mr. Barr retired from his position as President and Chief Executive Officer of TDS Telecom effective January 1, 2007. He remained an employee of TDS Telecom until March 23, 2007 and retired on March 24, 2007. On March 6, 2006, TDS and James Barr III entered into an amendment of an arrangement relating to Mr. Barr’s employment and retirement, as discussed under “Potential Payments upon Termination or Change in Control” below.

(4)                John E. Rooney, as President and Chief Executive Officer of U.S. Cellular, a principal business unit of TDS which operates wireless telephone companies, is deemed to be an executive officer of TDS. He is one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer who was serving as an executive officer at the end of the last completed fiscal year, including executive officers of subsidiaries. Pursuant to an offer letter which was accepted by John E. Rooney on March 28, 2000 relating to his employment as President and Chief Executive Officer of U.S. Cellular, all unvested stock option and restricted stock awards granted on or prior to April 10, 2006 fully vested on October 10, 2006, and all stock option and restricted stock awards granted after April 10, 2006 will fully vest six months after the date they are granted. All of Mr. Rooney’s compensation is paid by U.S. Cellular, which is a public company and SEC registrant. Further information about Mr. Rooney’s compensation is included in the 2007 proxy statement of U.S. Cellular.

(5)                LeRoy T. Carlson, Chairman Emeritus, is one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer of TDS who was serving as an executive officer at the end of the last completed fiscal year, including executive officers of subsidiaries. TDS has an agreement with LeRoy T. Carlson relating to his employment and retirement as discussed under “Potential Payments upon Termination or Change in Control” below.

(6)                LeRoy T. Carlson, Jr., director and Chairman of U.S. Cellular, and LeRoy T. Carlson, director of U.S. Cellular, do not receive, and Sandra L. Helton, a director of U.S. Cellular in 2006 did not receive, any compensation from U.S. Cellular. LeRoy T. Carlson, Jr. and LeRoy T. Carlson are compensated, and in 2006 Sandra L. Helton was compensated, by TDS in connection with their services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of their compensation expense incurred by TDS is allocated to U.S. Cellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. This allocation by TDS to U.S. Cellular is done in the form of a single management fee pursuant to an Intercompany Agreement between TDS and U.S. Cellular. There is no identification or quantification of the compensation of such persons to U.S. Cellular, or of any other allocated expense in this management fee. The management fee is recorded as a single expense by U.S. Cellular, U.S. Cellular does not obtain details of the components that make up this fee and does not segregate this fee or allocate any part of the management fee to other accounts such as compensation expense. All of the compensation of the foregoing persons was approved by the TDS Compensation Committee and none of it was subject to approval by any U.S. Cellular directors or officers. Accordingly, all of such compensation expense incurred by TDS is reported in the above table by TDS and is not reported by U.S. Cellular. U.S. Cellular discloses the amount of management fee that it pays to TDS in its proxy statement together with a description of the Intercompany Agreement.

Information Regarding Plan-Based Awards

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding plan-based awards in 2006.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
LeRoy T. Carlson, Jr.
Awards in TDS Special Common Shares (1)
Restricted Stock Units	12/13/06							20,424			$1,017,115
Options	12/13/06								213,333	$49.80	$2,952,571
Phantom Stock Bonus Match Units in TDS Special Common Shares (4) Deferred Bonus	12/13/06							2,209			$110,000
Company Match	12/13/06							552			$27,500
2006 Dividends on Phantom Stock Bonus Match Units (5) TDS Special Common Shares	12/31/06							95			$4,712
TDS Common Shares	12/31/06							83			$4,509
Sandra L. Helton
Awards in TDS Special Common Shares (1)
Options (6)	10/13/06								98,868	$42.00	$1,219,955
James Barr III
Awards in TDS Special Common Shares (1)
Restricted Stock Units	06/19/06							15,297			$581,286
Options	06/19/06								113,587	$38.00	$1,249,513
John E. Rooney
Awards in USM Common Shares (2)
Restricted Stock Units	04/03/06							3,291			$195,584
Options	04/03/06								138,000	$59.43	$1,939,328
Phantom Stock Bonus Match Units in U.S. Cellular Common Shares (3) Deferred Bonus	03/15/06							5,290			$300,000
Company Match	03/15/06							1,543			$87,510
LeRoy T. Carlson
Awards in TDS Special Common Shares (1)
Restricted Stock Units	06/19/06							5,913			$224,694
Options	06/19/06								61,127	$38.00	$672,427
Phantom Stock Bonus Match Units in TDS Special Common Shares (4) Deferred Bonus	05/16/06							5,222			$200,000
Company Match	05/16/06							1,514			$58,000
2006 Dividends on Phantom Stock Bonus Match Units (5) TDS Special Common Shares	12/31/06							247			$12,251
TDS Common Shares	12/31/06							199			$10,812

Explanation of Columns:

(a)                 Includes the persons identified in the Summary Compensation Table.

(b)                Represents the date on which the Compensation Committee took action to grant the awards.

(c)–(e)  These columns as set forth in SEC rules are not applicable because the identified officers did not receive any non-equity incentive plan awards, as defined by SEC rules.

(f)–(h)  These columns as set forth in SEC rules are not applicable because the identified officers did not receive any equity incentive plan awards, as defined by SEC rules.

(i)                  Except with respect to Mr. Rooney, includes the number of TDS Special Common Shares underlying restricted stock units awarded pursuant to the TDS 2004 Long-Term Incentive Plan. The TDS restricted stock units will become vested on December 15, 2008, except with respect to Mr. Barr whose restricted stock units became vested upon his retirement on March 24, 2007. With respect to Mr. Rooney, represents the number of U.S. Cellular Common Shares underlying restricted stock units granted to Mr. Rooney pursuant to the U.S. Cellular 2005 Long-Term Incentive Plan. Mr. Rooney’s U.S. Cellular restricted stock units vested on October 10, 2006.

Also includes the number of phantom stock units credited to such officer with respect to deferred bonus compensation. Under the TDS 2004 Long-Term Incentive Plan, executives (other than John E. Rooney) may elect to defer receipt of all or a portion of their annual bonuses and to receive stock unit matches on the amount deferred up to $400,000. Deferred compensation will be deemed invested in phantom TDS Special Common Shares. Participants receive (i) a 25% stock unit match for amounts deferred up to 50% of their total annual bonus and (ii) a 33% match for amounts that exceed 50% of their total annual bonus. The matched stock units vest ratably at a rate of one-third per year over three years. The value of phantom stock bonus match units recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R with respect to such officer is included in column (e), “Stock Awards,” of the above Summary Compensation Table. After vesting, the matched stock units are credited with dividends. The Summary Compensation Table does not include any dividends (or dividend equivalents) on deferred bonus denominated in phantom TDS stock because such dividends are not preferential under SEC rules, because they are not earned at a rate higher than dividends on TDS’s common stock. Deferred bonus by John E. Rooney will be deemed invested in phantom U.S. Cellular Common Shares. U.S. Cellular does not currently pay dividends. For information relating to similar provisions under the U.S. Cellular 2005 Long-Term Incentive Plan, see U.S. Cellular’s proxy statement for its 2007 annual meeting.

(j)                  Except with respect to John E. Rooney, represents the number of TDS Special Common Shares underlying options awarded during the year pursuant to the TDS 2004 Long-Term Incentive Plan. The TDS options granted on December 13, 2006 have an exercise price of $ 49.80 per share, which was the closing price of a TDS Special Common Share on December 13, 2006, became exercisable on December 15, 2006 and are exercisable until December 13, 2016. The TDS options granted on June 19, 2006 have an exercise price of $38.00 per share, which was the closing price of a TDS Special Common Share on June 19, 2006, became exercisable on December 15, 2006 and are exercisable until June 19, 2016. The TDS options granted on October 13, 2006 to Sandra L. Helton have an exercise price of $42.00 per share, which was the closing price of a TDS Special Common Share on October 13, 2006, became exercisable on December 15, 2006 and were scheduled to be exercisable until October 13, 2016.  However, as discussed under “Potential Payments upon Termination or Change in Control” below, such options became exercisable during the 90 day period beginning on the later of (i) February 1, 2007 or (ii) the first day on which trading is permitted after TDS removes any blackout period to which Ms. Helton may be subject.

In the case of Mr. Rooney, the amount represents the number of U.S. Cellular Common Shares underlying options awarded during the fiscal year pursuant to the U.S. Cellular 2005 Long-Term Incentive Plan. The U.S. Cellular options were granted on April 3, 2006 at an exercise price of $59.43 per share, which was the closing price of a U.S. Cellular Common Share on April 3, 2006, became fully vested on October 10, 2006, and are exercisable until April 3, 2016.

(k)                Represents the per-share exercise price of the options granted in column (j). Such exercise price is not less than the closing market price of the underlying security on the date of the grant.

(l)                  Represents the grant date fair value of each equity award computed in accordance with FAS 123R or, in the case of any adjustment or amendment of the exercise or base price of options, SARs or similar option-like instruments previously awarded to a named executive officer, whether through amendment, cancellation or replacement grants, or any other means (“repriced”), or other material modification of such awards, represents the incremental fair value, computed as of the repricing or modification date in accordance with FAS 123R, with respect to that repriced or modified award. No options, SARs or other similar awards were repriced or materially modified in the last fiscal year with respect to the identified executive officers.

Footnotes:

(1)                Pursuant to the TDS 2004 Long-Term Incentive Plan, on the date specified, such executive officer was granted restricted stock units and options to purchase TDS Special Common Shares. The FAS 123R expense of the stock awards is reported in the Summary Compensation Table in column (e) and the FAS 123R expense of the option awards is reported in the Summary Compensation Table in column (f). Dividends are not distributed with respect to shares underlying restricted stock units until vested and issued or on shares underlying options unless and until such options are exercised and the shares are issued.

(2)                Pursuant to the U.S. Cellular 2005 Long-Term Incentive Plan, on the date specified, the U.S. Cellular Stock Option Compensation Committee granted to John E. Rooney restricted stock units and options to purchase U.S. Cellular Common Shares as indicated above. The FAS 123R expense of the stock awards is reported in the Summary Compensation Table in column (e) and the FAS 123R expense of the option awards is reported in the Summary Compensation Table in column (f). U.S. Cellular does not currently pay dividends.

(3)                Includes the number of phantom stock units in U.S. Cellular Common Shares credited to John E. Rooney with respect to deferred bonus compensation. John E. Rooney participates in the U.S. Cellular 2005 Long-Term Incentive Plan. This plan permits Mr. Rooney to defer all or a portion of his annual bonus to a deferred compensation account. The entire amount of the bonus earned is reported in the Summary Compensation Table in column (d) under “Bonus,” whether or not deferred and deemed invested in phantom stock. The FAS 123R expense of the company match stock units is reported in the Summary Compensation Table in column (e) under “Stock Awards.”  U.S. Cellular does not currently pay dividends.

(4)                Includes the number of phantom stock units in TDS Special Common Shares credited to such officer with respect to deferred bonus compensation. The TDS 2004 Long-Term Incentive Plan provides the opportunity for the above officers (other than Mr. Rooney) to defer receipt of a portion of their bonuses and receive TDS matching stock unit credits. The entire amount of the bonus earned is reported in the Summary Compensation Table in column (d) under “Bonus,” whether or not deferred and deemed invested in phantom stock. The FAS 123R expense of the matched stock units is reported in the Summary Compensation Table in column (e) under “Stock Awards.”

(5)                Represents the number of phantom stock units in TDS Common Shares or TDS Special Common Shares credited to such officer with respect to deemed dividends on accumulated deferred phantom stock units. Pursuant to SEC rules, column (h) of the Summary Compensation Table does not include any dividends (or dividend equivalents) on deferred bonus denominated in phantom TDS stock because such dividends are not preferential under SEC rules, because they are not earned at a rate higher than dividends on TDS’s common stock. In addition, dividends are not included in column (i) of the Summary Compensation Table because they are factored into the FAS 123R expense required to be reported for the award in columns (e) of the Summary Compensation Table.

(6)                Sandra L. Helton resigned effective December 31, 2006. On November 30, 2006, TDS entered into an Employment Agreement and General Release with Ms. Helton as discussed under “Potential Payments upon Termination or Change in Control” below.

Information Regarding Outstanding Equity Awards at Year End

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding outstanding equity awards at year end.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
LeRoy T. Carlson, Jr. (1)
Options:
2006 Options (3)	213,333			$49.80	12/13/16
2005 Options (4)	111,045			$77.36	4/20/15
2004 Options (5)	67,540			$66.00	5/8/14
2003 Options (6)	65,567			$52.92	7/3/13
2002 Options (7)	68,215			$60.20	8/19/12
2001 Options (8)	29,429			$99.44	4/30/11
2000 2nd Options (9)	56,720			$121.12	9/16/10
2000 1st Options (10)	32,000			$105.13	5/5/10
1999 Options (11)	27,850			$66.75	4/30/09
1998 Options (12)	27,300			$39.75	6/22/08
1997 2nd Options (13)	54,600			$43.75	11/5/07
1997 1st Options (14)	11,770			$43.88	12/15/07
Stock Awards:
2006 Restricted Stock Units (17)						20,424	$1,013,030
2005 Restricted Stock Units (18)						19,024	$1,977,164
Bonus Match in 2006 (26)						370	$18,352
Total	765,369	—				39,818	$3,008,546
Sandra L. Helton (1)
Options:
2006 Options (3)	98,868			$42.00	10/13/16
2005 Options (4)	53,353			$77.36	4/20/15
2004 Options (5)	30,585			$66.00	5/8/14
2003 Options (6)	31,475			$52.92	7/3/13
2002 Options (7)	29,915			$59.00	7/5/12
2001 Options (8)	12,115			$99.44	4/30/11
2000 2nd Options (9)	25,320			$121.12	9/16/10
2000 1st Options (10)	18,000			$105.13	5/5/10
1998 Initial Options (15)	24,000			$33.87	8/7/08
Stock Awards:						—	—
Total	323,631	—				—	—
James Barr III (1)
Options:
2006 Options (3)	113,587			$38.00	6/19/16
2005 Options (4)	47,493			$77.36	4/20/15
2004 Options (5)	13,905			$66.00	5/8/14
2001 Options (8)	6,785			$99.44	4/30/11
2000 Initial Options (16)	30,400			$104.00	3/10/10
Stock Awards:
2006 Restricted Stock Units (17)						15,297	$758,731
2005 Restricted Stock Units (18)						7,981	$829,465
Total	212,170	—				23,278	$1,588,196
John E. Rooney (2)
Options:
2006 USM Options (19)	138,000			$59.43	4/3/16
2005 USM Options (20)	131,000			$45.63	3/31/15
2004 USM Options (21)	92,000			$38.65	3/31/14
2003 USM Options (22)	105,250			$24.47	4/21/13
2002 USM Options (23)	16,500			$41.00	3/31/12
2001 USM Options (24)	20,000			$59.40	5/29/11
2000 USM Initial Options (25)	55,000			$69.19	4/10/10

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stock Awards:
Bonus Match in 2006 (26)						1,029	$71,608
Bonus Match in 2005 (26)						1,213	$84,413
Total	557,750	—				2,242	$156,021
LeRoy T. Carlson (1)
Options:
2006 Options (3)	61,127			$38.00	6/19/16
2005 Options (4)	26,531			$77.36	4/20/15
2004 Options (5)	22,475			$66.00	5/8/14
2003 Options (6)	23,605			$52.92	7/3/13
2002 Options (7)	22,170			$59.00	7/5/12
2001 Options (8)	15,590			$99.44	4/30/11
2000 2nd Options (9)	34,360			$121.12	9/16/10
2000 1st Options (10)	18,000			$105.13	5/5/10
1999 Options (11)	17,600			$66.75	4/30/09
1998 Options (12)	17,820			$39.75	6/22/08
1997 2nd Options (13)	39,600			$43.75	11/5/07
1997 1st Options (14)	8,295			$43.88	12/15/07
Stock Awards:
2006 Restricted Stock Units (17)						5,913	$293,285
2005 Restricted Stock Units (18)						6,164	$640,625
Bonus Match in 2006 (26)						1,014	$50,294
Bonus Match in 2005 (26)						238	$24,735
Total	307,173	—				13,329	$1,008,939

Explanation of Columns:

(a)              Includes the persons identified in the Summary Compensation Table.

(b)              Includes, on an award-by-award basis, the number of securities underlying unexercised options, including any awards that have been transferred other than for value, that are exercisable as of December 31, 2006. No awards have been transferred. Except for 2006 TDS awards, which represent awards with respect to TDS Special Common Shares, all prior awards represent the number of tandem TDS Common Shares and TDS Special Common Shares subject to options.

(c)              Includes on an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are unexercisable as of December 31, 2006, if any.

(d)              This column is not applicable because the identified officers do not have any options that are equity incentive plan awards, as defined by SEC rules.

(e)              Represents the exercise prices of the awards identified in columns (b) and (c).

(f)               Represents the expiration dates of the awards identified in columns (b) and (c).

(g)              Represents the total number of shares underlying stock awards that have not vested as of December 31, 2006. Except for 2006 TDS awards, which represent awards with respect to TDS Special Common Shares, all prior awards represent the number of tandem TDS Common Shares and TDS Special Common Shares subject to stock awards.

(h)             Represents the aggregate market value of shares underlying stock awards that have not vested as of December 31, 2006, calculated using the closing price of TDS Common Shares of $54.33 and TDS Special Common Shares of $49.60, or a total of $103.93 per tandem share, on December 29, 2006, the last trading day of 2006.  With respect to Mr. Rooney, the aggregate market value of shares underlying stock awards that have not vested as of December 31, 2006, was calculated using the closing price of USM Common Shares of $69.59 on December 29, 2006, the last trading day of 2006.

(i)                This column is not applicable because the identified officers do not have any stock awards that are equity incentive plan awards, as defined by SEC rules.

(j)                This column is not applicable because the identified officers do not have any stock awards that are equity incentive plan awards, as defined by SEC rules.

Footnotes:

The following provides additional information with respect to outstanding equity awards at year end. Number references correspond to numbers in the above table. The following discloses the date that options were scheduled to become exercisable and that restricted stock was scheduled to become vested. However, due to the delay in SEC filings resulting from the restatement announced in 2005 discussed below, TDS and U.S. Cellular suspended the exercise of options and the issuance of shares between March 17 and October 10, 2006. As a result, the options that were scheduled to become exercisable between such dates were not exercisable until October 10, 2006.

(1)                With respect to such officer, information is presented as to the number of TDS shares underlying options or stock awards. Except for 2006 awards, which represent awards with respect to TDS Special Common Shares, all prior awards represent the number of tandem TDS Common Shares and TDS Special Common Shares subject to options or stock awards. The tandem options provide that upon exercise or vesting, the optionee will acquire an equal number of TDS Common Shares and TDS Special Common Shares. Dividends are not distributed with respect to shares underlying restricted stock units until vested and issued or on shares underlying options unless and until such options are exercised and the shares are issued.

The following footnotes discuss the vesting and exercise periods included in the original awards. However, these periods have been modified with respect to Sandra L. Helton and James Barr III, as follows:

On November 30, 2006, TDS entered into an employment agreement and general release with Sandra L. Helton pursuant to which Ms. Helton resigned as Executive Vice President and Chief Financial Officer of TDS effective December 31, 2006, as discussed under “Potential Payments upon Termination or Change in Control” below.

On March 6, 2006, TDS and James Barr III entered into an amendment of an arrangement relating to Mr. Barr’s employment and retirement, as discussed under “Potential Payments upon Termination or Change in Control” below.

(2)                In the case of John E. Rooney, represents U.S. Cellular Common Shares underlying options or stock awards. U.S. Cellular does not currently pay any dividends. As reflected in the below footnotes, pursuant to an offer letter which was accepted by John E. Rooney on March 28, 2000, all unvested stock option and restricted stock awards granted to him on or prior to April 10, 2006 fully vested on October 10, 2006.

(3)                With respect to James Barr III and LeRoy T. Carlson, such 2006 Options represent options to purchase TDS Special Common Shares, were granted on June 19, 2006, became exercisable on December 15, 2006 and are exercisable until June 19, 2016 at the exercise price of $38.00 per share. With respect to Sandra L. Helton, see “Potential Payments upon Termination or Change in Control” below. With respect to LeRoy T. Carlson, Jr., such 2006 Options were granted on December 13, 2006, became exercisable on December 15, 2006 and are exercisable until December 13, 2016 at the exercise price of $49.80 per share.

(4)                Such 2005 Options became exercisable on December 15, 2005 (except with respect to Mr. Barr, whose options became exercisable on April 30, 2005) and are exercisable until April 20, 2015 at the exercise price of $77.36 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(5)                Such 2004 Options became exercisable on December 15, 2004 and are exercisable until May 8, 2014 at the exercise price of $66.00 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(6)                Such 2003 Options became exercisable on December 15, 2003 and are exercisable until July 3, 2013 at the exercise price of $52.92 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(7)                Such 2002 Options (i) with respect to LeRoy T. Carlson, Jr., became exercisable, on December 15, 2002 and are exercisable until August 19, 2012 at the exercise price of $60.20 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares and (ii) with respect to Sandra L. Helton and LeRoy T. Carlson, became exercisable on December 15, 2002 and (except as noted in Note 1 with respect to Ms. Helton) are exercisable until July 5, 2012 at the exercise price of $59.00 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(8)                Such 2001 Options became exercisable on December 15, 2001 and are exercisable until April 30, 2011 at the exercise price of $99.44 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(9)                Such 2000 2nd Options became exercisable in annual increments of 25% on December 15, 2001 and on each anniversary of such date until December 15, 2004 and are exercisable until September 15, 2010 at the exercise price of $121.12 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(10)           Such 2000 1st Options became exercisable on December 15, 2000 and are exercisable until May 5, 2010 at the exercise price of $105.13 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(11)           Such 1999 Options became exercisable on December 15, 1999 and are exercisable until April 30, 2009 at the exercise price of $66.75 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(12)           Such 1998 Options became exercisable on December 15, 1998 and are exercisable until June 22, 2008 at the exercise price of $39.75 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(13)           Such 1997 2nd Options became exercisable with respect to one-third of the shares on each of December 15, 1998, December 15, 1999 and December 15, 2000, and are exercisable until November 5, 2007 at the exercise price of $43.75 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(14)           Such 1997 1st Options became exercisable on February 10, 1998 and are exercisable until December 15, 2007 at the exercise price of $43.88 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(15)           Such 1998 Initial Options became exercisable with respect to 12,000 shares on each of December 15, 1998, December 15, 1999 and December 15, 2000 and were originally exercisable until September 15, 2008 at an exercise price of $33.87 per tandem option to purchase an equal number of TDS Common Shares and TDS Special Common Shares.

(16)           Such 2000 Initial Options became exercisable in annual increments of 20% on December 15, 2000 and on each anniversary of such date through December 15, 2004, and are exercisable until March 10, 2010 at the exercise price of $104.00 per share.

(17)           Such 2006 Restricted Stock Units will become vested on December 15, 2008, except with respect to Mr. Barr whose restricted stock units became vested upon his retirement on March 24, 2007.

(18)           Such 2005 Restricted Stock Units will become vested on December 15, 2007, except with respect to Mr. Barr whose tandem restricted stock units became vested upon his retirement on March 24, 2007.

(19)           The 2006 USM Options became fully vested on October 10, 2006, and are exercisable until April 3, 2016 at an exercise price of $59.43.

(20)           The 2005 USM Options were scheduled to become exercisable in annual increments of 25% on March 31 of each year beginning in 2006 and ending in 2009 (except that, as discussed in Note (2), all unvested options became fully vested on October 10, 2006), and are exercisable until March 31, 2015 at an exercise price of $45.63.

(21)           The 2004 USM Options were scheduled to become exercisable in annual increments of 25% on March 31 of each year beginning in 2005 and ending in 2008 (except that, as discussed in Note (2), all unvested options became fully vested on October 10, 2006), and are exercisable until March 31, 2014 at an exercise price of $38.65.

(22)           The 2003 USM Options were scheduled to become exercisable in annual increments of 25% on March 31 of each year beginning in 2004 and ending in 2007 (except that, as discussed in Note (2), all unvested options became fully vested on October 10, 2006), and are exercisable until April 21, 2013 at an exercise price of $24.47.

(23)           The 2002 USM Options became exercisable in annual increments of 25% on March 31 of each year beginning in 2003 and ending in 2006, and are exercisable until March 31, 2012 at an exercise price of $41.00.

(24)           The 2001 USM Options became exercisable in annual increments of 20% on March 31 of each year beginning in 2002 and ending in 2006, and are exercisable until May 29, 2011 at an exercise price of $59.40.

(25)           The 2000 USM Options became exercisable with respect to 20% of the shares underlying the option on April 10 of each year beginning in 2001 and ending in 2005, and are exercisable until April 10, 2010 at an exercise price of $69.19.

(26)           Represents phantom stock units credited to such officer with respect to deferred bonus compensation, including accumulated dividends on such deferred units. See “Information Regarding Nonqualified Deferred Compensation” below. Except with respect to Mr. Rooney, represents the number of TDS shares underlying options or stock awards. Except for 2006 awards, which represent awards with respect to TDS Special Common Shares, all prior awards represent the number of tandem TDS Common Shares and TDS Special Common Shares subject to options or stock awards. The tandem options provide that upon exercise or vesting, the optionee will acquire an equal number of Common Shares and Special Common Shares. In the case of Mr. Rooney, represents U.S. Cellular Common Shares underlying options or stock awards. One-third of the phantom stock bonus match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of TDS or U.S. Cellular or an affiliate on such date and the deferred bonus amount has not been withdrawn or distributed before such date.

Information Regarding Option Exercises and Stock Vested in 2006

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding option exercises and stock vested in 2006.

Option Exercises And Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
LeRoy T. Carlson, Jr. (1)
Options:
Option Exercise (2)	13,233	$705,980
Stock Awards:
2006 Bonus Match Units in TDS Special Common Shares (6)			182	$9,027
Dividends on Bonus Match Units (7) TDS Special Common Shares			95	$4,712
TDS Common Shares			83	$4,509
Total	13,233	$705,980	360	$18,248
Sandra L. Helton (1)
Options:	—	—
Stock Awards:			—	—
Total	—	—	—	—
James Barr III (1) (3)
Options:	—	—
Stock Awards:			—	—
Total	—	—	—	—
John E. Rooney (4)
Options:	—	—
Stock Awards:
2006 Restricted Stock Units (4)			3,291	$191,207
2005 Restricted Stock Units (4)			11,474	$666,639
2004 Restricted Stock Units (4)			8,726	$506,981
2003 Restricted Stock Units (5)			14,981	$870,396
2006 Bonus Match Units (4)			514	$35,769
2005 Bonus Match Units (4)			1,213	$84,413
2004 Bonus Match Units (4)			906	$63,049
Total	—	—	41,105	$2,418,454
LeRoy T. Carlson (1)
Options:
Option Exercise (8)	9,367	$498,137
Stock Awards:
2006 Bonus Match Units in TDS Special Common Shares (5)			500	$24,800
Prior Year Bonus Match Units (5) TDS Special Common Shares			578	$28.669
TDS Common Shares			578	$31,403
Dividends on Bonus Match Units (7) TDS Special Common Shares			247	$12,251
TDS Common Shares			199	$10,812
Total	9,367	$498,137	2,102	$107,935

Explanation of Columns:

(a)                                   Includes the persons identified in the Summary Compensation Table.

(b)                                  Represents the number of securities for which the options were exercised.

(c)                                   Represents the aggregate dollar value realized upon exercise of options, based on the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

(d)                                  Represents the number of shares of stock that have vested. This includes restricted stock and bonus plan company-match phantom stock units, including dividends on such deferred units that became vested in 2006.

(e)                                   Represents the aggregate dollar value realized upon vesting of stock, calculated by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date.

Footnotes:

(1)                                  With respect to such officer, information is presented as to the number of TDS shares underlying options or stock awards. Except for 2006 awards, which represent awards with respect to TDS Special Common Shares, all prior awards represent the number of tandem TDS Common Shares and TDS Special Common Shares subject to options or stock awards. The tandem options provide that upon exercise or vesting, the optionee will acquire an equal number of TDS Common Shares and TDS Special Common Shares.

(2)                                  On December 4, 2006, LeRoy T. Carlson, Jr. exercised tandem options with respect to 13,233 TDS shares. The exercise price was $47.60 per tandem share, for an aggregate of $629,891. Mr. Carlson paid the exercise price through the delivery of 13,000 TDS Special Common Shares having a value of $48.45 per share. He also paid taxes by allowing TDS to withhold 3,960 TDS Common Shares having a value of $52.50 per share. As a result, Mr. Carlson received upon exercise 13,233 TDS Special Common Shares and 9,273 TDS Common Shares. The gain of $705,980 is equal to the difference between the aggregate gross value of the shares exercised, representing the difference between (a) sum of (i) 13,233 TDS Common Shares at $52.50 per share and (ii) 13,233 TDS Special Common Shares at $48.45 per share, for a total of $1,335,871, less (b) the exercise price of $629,891.

(3)                                  As noted above, subsequent to December 31, 2006, Mr. Barr’s awards vested upon his retirement on March 24, 2007.

(4)                                  In the case of John E. Rooney, represents U.S. Cellular Common Shares underlying options or stock awards. As discussed above, pursuant to John E. Rooney’s employment letter agreement and award agreements, all unvested options and unvested restricted stock units (except the 2003 Restricted Stock Units—see (5) below) vested on October 10, 2006. The stock price used to calculate the value realized on vesting of the other restricted stock was the closing price of U.S. Cellular Common Shares of $58.10 on October 10, 2006. U.S. Cellular does not currently pay dividends. The stock price used to calculate the value realized on vesting of the bonus stock was the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006, the last trading day of 2006.

(5)                                  Such restricted stock units were scheduled to become vested on March 31, 2006. The closing price of U.S. Cellular Common Shares on such date was $59.36. However, due to the delay in SEC filings resulting from the restatement announced in 2005 discussed below, U.S. Cellular suspended the issuance of shares upon the vesting of restricted stock units between March 17 and October 10, 2006. As a result, the restricted stock that was scheduled to become vested on March 31, 2006 was not issued until October 10, 2006. The stock price used to calculate the value realized on vesting was the closing price of U.S. Cellular Common Shares of $58.10 on October 10, 2006.

(6)                                  Pursuant to the TDS 2004 Long-Term Incentive Plan, the bonus plan company-match phantom stock units vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of TDS or an affiliate on such date and the deferred bonus amount has not been withdrawn or distributed before such date. The stock price used to calculate the value realized on vesting was the closing price of TDS Common Shares of $54.33 and TDS Special Common Shares of $49.60, or a total of $103.93 per tandem share, on December 29, 2006, the last trading day of 2006. See “Information Regarding Nonqualified Deferred Compensation” below.

(7)                                  Represents the number of phantom stock units in TDS Special Common Shares credited to such officer with respect to deemed dividends on accumulated deferred phantom stock units that became vested in 2006. The stock price used to calculate the value realized on vesting was the closing price of TDS Common Shares of $54.33 and TDS Special Common Shares of $49.60, or a total of $103.93 per tandem share, on December 29, 2006, the last trading day of 2006. Pursuant to SEC rules, column (h) of the Summary Compensation Table does not include any dividends (or dividend equivalents) on deferred bonus denominated in phantom TDS stock because such dividends are not preferential under SEC rules, because they are not earned at a rate higher than dividends on TDS’s common stock.

(8)                                  On December 11, 2006, LeRoy T. Carlson exercised tandem options with respect to 9,367 TDS shares. The exercise price was $47.60 per tandem share, for an aggregate of $445,869. Mr. Carlson paid taxes by allowing TDS to withhold 3,037 TDS Special Common Shares having a value of $48.30 per share. As a result, Mr. Carlson received upon exercise 6,330 TDS Special Common Shares and 9,367 TDS Common Shares. The gain of $498,137 is equal to the difference between the aggregate gross value of the shares exercised, representing the difference between (a) sum of (i) 9,367 TDS Common Shares at $52.48 per share and (ii) 9,367 TDS Special Common Shares at $48.30 per share, for a total of $944,006, less (b) the exercise price of $445,869.

Information Regarding Pension Benefits

TDS and U.S. Cellular executive officers are covered by a “defined contribution” tax-deferred saving plan, a “defined contribution” pension plan and a related supplemental plan, as discussed above. The company contributions for each of the named executive officers under these plans is disclosed in column (i), “All Other Compensation,” of the Summary Compensation Table. However, TDS and U.S. Cellular do not have any “defined benefit” pension plans or pension plans (including supplemental plans) where the retirement benefit is actuarially determined that cover executive officers. The named executive officers only participate in tax-qualified defined contribution plans and a non-qualified defined contribution plan. Accordingly, the Pension Benefits table provided by SEC rules is not applicable.

Information Regarding Nonqualified Deferred Compensation

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding nonqualified deferred compensation.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
LeRoy T. Carlson, Jr.
SERP (1)		$18,769	$14,863		$296,947
Bonus Deferral and Company Match (3):
Bonus Deferral 2,209 TDS Special Common Shares	$110,000
Company Match Credited of 182 TDS Special Common Shares		$9,027
Dividends Credited on Deferred Bonus:
95 TDS Special Common Shares			$4,712
83 TDS Common Shares			$4,509
Accumulated Balance at Year End:
14,645 TDS Special Common Shares					$726,392
12,238 TDS Common Shares					$664,891
Total Value of Accumulated Balance					$1,391,283
Aggregate Totals	$110,000	$27,796	$24,084	$—	$1,688,230
Sandra L. Helton
SERP (1) (4)		$21,928	$8,770		$186,078
Aggregate Totals	$—	$21,928	$8,770	$—	$186,078
James Barr III
SERP (1)		$28,386	$14,677		$303,091
Salary Deferral (2)			$183,475		$3,058,436
Aggregate Totals	$—	$28,386	$198,152	$—	$3,361,527
John E. Rooney
SERP (1)		$33,626	$7,945		$182,336
Salary Deferral (2)	$141,064		$53,381		$953,713
Bonus Deferral and Company Match (3):
Bonus Deferral 5,290 USM Common Shares	$300,000
Company Match Credited in USM Common Shares:
514 shares from 2006 Company Match		$35,769
1,213 shares from 2005 Company Match		$84,413
906 shares from 2004 Company Match		$63,049
Ending Balance 56,138 USM Common Shares					$3,906,643
Aggregate Totals	$441,064	$216,857	$61,326	$—	$5,042,692
LeRoy T. Carlson
SERP (1)			$18,328		$343,038
Bonus Deferral and Company Match (3):
Bonus Deferral 5,222 TDS Special Common Shares	$200,000
2006 Company Match Credited of 500 TDS Special Common Shares		$24,800
Prior Year Bonus Match Units Credited of
578 TDS Special Common Shares		$28,669
578 TDS Common Shares		$31,403
Dividends Credited on Deferred Bonus
247 TDS Special Common Shares			$12,251
199 TDS Common Shares			$10,812
Accumulated Balance at Year End
35,741 TDS Special Common Shares					$1,772,754
29,962 TDS Common Shares					$1,627,835
Total Value of Accumulated Balance					$3,400,589
Aggregate Totals	$200,000	$84,872	$41,391	$—	$3,743,627

Explanation of Columns:

(a)                                      Includes the persons identified in the Summary Compensation Table.

(b)                                     Represents the dollar amount of executive contributions during the last fiscal year. With respect any deferred salary, includes the actual dollar amount deferred. The entire amount of the salary earned in 2006 is included in column (c) of the Summary Compensation Table, whether or not deferred. Only John E. Rooney deferred his salary in 2006. The officer makes an election as to when to receive a distribution of the deferred compensation account.

With respect to deferred bonus, includes the actual dollar amount of bonus deferred, which amount is also included in column (d) of the Summary Compensation Table. The entire amount of the bonus earned in 2006 is included in column (c) of the Summary Compensation Table, whether or not deferred. Only LeRoy T. Carlson, Jr., John E. Rooney and LeRoy T. Carlson deferred a portion of their bonuses earned in 2006.

(c)                                      Represents the dollar amount of aggregate contributions by TDS during the last fiscal year. With respect to the SERP, represents the actual dollar amount contributed with respect to 2006 for the officer. This is the same as the amount reported in column (i) of the Summary Compensation Table. With respect to bonus deferral, represents the amount of bonus deferred by the officer. This is the same as the amount included in column (d) of the Summary Compensation Table. With respect to the company match, the amounts in 2006 represent the value of the shares on the date the bonus match units were credited to the officer. This does not agree with the amount included as stock awards in the column (e) of the Summary Compensation Table, which includes the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R rather than the value of the phantom shares at the time credited to the officer’s account.

(d)                                     Represents the dollar amount of aggregate interest or other earnings accrued during the last fiscal year. With respect to the SERP, represents the actual dollar amount earned in 2006 by the officer, of which any amount that is deemed to be above-market or preferential earnings as defined by SEC rules is included in column (h) of the Summary Compensation Table. With respect to any deferred salary, includes the amount of interest credited to the deferred account for 2006, of which any amount that is deemed to be above-market or preferential earnings as defined by SEC rules is included in column (h) of the Summary Compensation Table. With respect to dividends on bonus deferral and company match, represents the dollar value of the phantom stock units credited to the account of the identified officer as dividends, based on the closing price of the underlying shares on December 29, 2006, the last trading day of the year. Dividends are not distributed with respect to shares underlying restricted stock units until vested and issued or on shares underlying options unless and until such options are exercised and the shares are issued.

(e)                                      Represents the aggregate dollar amount of any withdrawals by or distributions to the executive during the last fiscal year. Any such amounts represent withdrawals or distributions of company and/or employee contributions and/or earnings from prior years and are not included in 2006 compensation in the Summary Compensation Table.

(f)                                        Represents the dollar value of the balance of the executive’s account as of the end of the last fiscal year. With respect to the SERP, represents the actual dollar amount in the executive’s account as of December 31, 2006. With respect to any deferred salary, represents the actual dollar amount in the executive’s account as of December 31, 2006. With respect to bonus deferral and company match, represents the dollar value of the number of phantom stock units held in the executive’s account based on the closing price of the underlying shares on December 29, 2006, the last trading day of the year. The stock price used for TDS shares was the closing price of TDS Common Shares of $54.33 and TDS Special Common Shares of $49.60, or a total of $103.93 per tandem share, on December 29, 2006. The stock price used for U.S. Cellular shares was the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006. U.S. Cellular does not currently pay dividends. Column (f) includes amounts reported as 2006 compensation in the Summary Compensation Table, as indicated in notes to columns (b) through (d).

Footnotes:

(1)                                     Each of the identified officers participates in a supplemental executive retirement plan (“SERP”). This plan provides supplemental benefits under the TDS pension plan (“Pension Plan”) to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. The SERP is a non-qualified deferred compensation plan and is intended to be unfunded. Such officers are credited with earnings on this nonqualified defined contribution plan. Under the SERP, the deferred balance is credited with an assumed rate of earnings on all items other than the contributions for the current year equal to the yield on ten year BBB rated industrial bonds for the last trading date of the prior year as quoted by Standard & Poor’s. The interest rate for 2006 was set as of the last trading date of 2005 at 5.6445% per annum, based on the yield on ten year BBB rated industrial bonds at such time. Such rate did not exceed 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), of 5.76% at such time. Accordingly, pursuant to SEC rules, column (h) does not include any portion of interest earned under the SERP in 2006.

See “Potential Payments Upon Termination or Change in Control” for information relating to vesting and distribution of amounts under the SERP.

(2)                                     Represents deferred salary accounts pursuant to deferred salary compensation agreements with Mr. Barr and Mr. Rooney. The other officers have not deferred any of their salaries. All of the annual salary is reported in column (c) of the Summary Compensation Table, whether or not deferred. Pursuant to the agreements, Mr. Barr’s and Mr. Rooney’s deferred compensation accounts are credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. As required by SEC rules, column (h) of the Summary Compensation Table includes the portion of such interest that exceeded interest calculated using 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the time each monthly interest rate is set. Mr. Barr elected to receive a distribution of his deferred salary balances as a lump sum payment on April 6, 2007. Mr. Rooney elected to receive a distribution of his deferred salary balance as a lump sum payment upon separation from the company.

(3)                                     The amounts in column (b) represent deferrals of annual bonus. All of the annual bonus earned is reported in column (d), “Bonus,” of the Summary Compensation Table, whether or not deferred. The amounts in column (c) represent the value of company match awards credited to the officer in the fiscal year. The FAS 123R expense of the matched stock units is reported in the Summary Compensation Table in column (e) under “Stock Awards.”

Subject to the requirements of Section 409A of the Internal Revenue Code, a TDS employee will receive an amount equal to his or her vested deferred compensation account balance on the earlier of the date specified by the employee, the date the employee separates from service for whatever reason, and the date the employee is determined to suffer a permanent disability. LeRoy T. Carlson, Jr. elected to receive distributions of his deferred bonus and company match balances as a lump sum to be paid after separation from service. LeRoy T. Carlson elected to receive distributions of his deferred bonus and company match balances as a lump sum to be paid after separation from service.

John E. Rooney participates in the U.S. Cellular 2005 Long-Term Incentive Plan. This plan permits Mr. Rooney to defer all or a portion of his annual bonus to a deferred compensation account. Deferred compensation will be deemed invested in phantom U.S. Cellular Common Shares. The entire amount of the bonus earned is reported in the Summary Compensation Table in column (d) under “Bonus,” whether or not deferred and deemed invested in phantom stock. The FAS 123R expense of the matched stock units is reported in the Summary Compensation Table in column (e) under “Stock Awards.” For further information relating to U.S. Cellular company match awards, see U.S. Cellular’s proxy statement for its 2007 annual meeting. A U.S. Cellular employee will receive an amount equal to his or her vested deferred compensation account balance on the earlier of the date specified by the employee, the date the employee separates from service for whatever reason, and the date the employee is determined to suffer a permanent disability. Mr. Rooney elected to receive distributions of his deferred bonus and company match balances as a lump sum payment upon separation from the company.

(4)                                     Ms. Helton resigned as Executive Vice President and Chief Financial Officer of TDS effective December 31, 2006. Ms. Helton’s vested SERP balance is $148,862 (80% of the balance at December 31, 2006). She has elected to receive the balance in ten annual installments which will begin in June 2007. She will continue to receive earnings credited annually until the balance is distributed in full.

Potential Payments Upon Termination Or Change-In-Control

This section discusses, with respect to the executives identified in the Summary Compensation Table, each contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to such executive at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or a change in control of TDS or a change in the executive officer’s responsibilities.

Arrangement with Specified Officers

Neither TDS nor its subsidiaries have any agreements with any of the named executive officers providing for severance or other compensation or benefits upon a change in control, except that certain awards accelerate upon a change in control, as discussed below. TDS may enter into limited employment arrangements with newly hired officers, or into employment or similar agreements in connection with the termination of an officer, as discussed below. However, in general, TDS does not enter into employment agreements that provide significant rights or benefits to officers.

TDS does not have any executory employment, severance or similar agreement with LeRoy T. Carlson, Jr. Accordingly, any payments upon any termination event or change of control will only be made according to the plans described below that are applicable generally under such plans. However, TDS has entered into certain arrangements with Sandra L. Helton, James Barr and LeRoy T. Carlson that are currently executory in whole or in part, as discussed below. Accordingly, the below table of Potential Payments upon Termination or Change in Control includes such arrangements, in addition to the provisions that will be applicable generally under the plans discussed below. In addition, as discussed below, U.S. Cellular has certain arrangements with John E. Rooney relating to acceleration of options and restricted stock units, but this has already occurred as of October 10, 2006, as discussed above.

General Provisions under Plans and Certain Agreements

Deferred Salary and Bonus

Mr. Barr and Mr. Rooney are parties to executive deferred compensation agreements, pursuant to which they have deferred a specified portion of their salaries. The executive is always 100% vested in all salary amounts that have been deferred and any interest credited with respect thereto. Accordingly, the executive is entitled to 100% of the amount deferred and all earnings thereon upon any termination. Such amounts are reported above in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of any termination or change in control, are not included in the below table of Potential Payments upon Termination or Change in Control.

LeRoy T. Carlson, Jr., John E. Rooney and LeRoy T. Carlson are parties to executive deferred compensation agreements, pursuant to which they have deferred a specified portion of their bonuses. The executive is always 100% vested in all bonus amounts that have been deferred and any dividends credited with respect thereto. Such amounts are reported above in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of any termination or change in control, are not included in the below table of Potential Payments upon Termination or Change in Control.

TDS 2004 Long-Term Incentive Plan

The TDS 2004 Long-Term Incentive Plan and related stock option and restricted stock unit award agreements provide various rights upon termination and/or change in control, as summarized below.

Stock Options.   The TDS option agreements with named executive officers provide as follows:

Disability.   If the officer ceases to be employed by reason of Disability (a total physical disability which prevents the substantial performance of employment duties for a continuous period of at least six months), the option will be exercisable only to the extent it is exercisable on the effective date of the officer’s termination of employment or service, and after such date may be exercised by the option holder for a period of 12 months after the effective date of the holder’s termination of employment or service or until the expiration date of the option, whichever period is shorter.

Retirement.   If the holder ceases to be employed by reason of Retirement (termination of employment on or after the holder’s attainment of age 65 that does not satisfy the definition of “Special Retirement”), the option will be exercisable only to the extent it is exercisable on the effective date of the holder’s Retirement, and after such date may be exercised by the holder for a period of 90 days after the effective date of the Retirement or until the option’s expiration date, whichever period is shorter.

Special Retirement.   If the officer ceases to be employed by reason of Special Retirement, (termination of employment on or after the later of reaching age 62 and the officer’s early retirement date or normal retirement date under the TDS Pension Plan), the option will be exercisable only to the extent it is exercisable on the effective date of the Special Retirement, and after such date may be exercised by the holder for a period of 12 months after the effective date of the Special Retirement or until the option’s expiration date, whichever period is shorter.

Resignation with Prior Consent of the Board. If the officer ceases to be employed by reason of the officer’s resignation of employment or service at any age with the prior consent of the board of directors of TDS, the option will be exercisable only to the extent it is exercisable on the effective date of the holder’s resignation, and after such date may be exercised by the holder (or the holder’s legal representative) for a period of 90 days after such effective date or until the option’s expiration date, whichever period is shorter.

Death.   If the officer ceases to be employed by reason of death, the option will be exercisable only to the extent it is exercisable on the date of death, and after the date of death may be exercised by the beneficiary or beneficiaries duly designated by the deceased officer, for a period of 180 days after the date of death or until the option’s expiration date, whichever period is shorter.

Other Termination of Employment or Service.   If the officer ceases to be employed for any reason other than Disability, Special Retirement, Retirement, resignation of employment or service with the prior consent of the board of directors of TDS or death, the option will be exercisable only to the extent it is exercisable on the effective date of the holder’s termination of employment or service, and after such date may be exercised by the holder (or the holder’s legal representative) for a period of 30 days after the effective date of the holder’s termination of employment or until the option’s expiration date, whichever period is shorter.

Restricted Stock Awards and/or Restricted Stock Unit Awards.   The TDS restricted stock unit agreements with named executive officers provide as follows:

Disability or Death.   If officer’s employment terminates prior to vesting by reason of Disability or death, the restricted stock/restricted stock unit will vest upon such termination of employment or service.

Retirement at or after Attainment of Age 66.   If the officer’s employment terminates on or after January 1 in the calendar year after the date of grant but prior to vesting in the year that the restricted stock/restricted stock unit is scheduled to vest, by reason of retirement at or after attainment of age 66, the restricted stock/restricted stock unit will vest upon such termination of employment or service (“Qualified Retirement”). If the officer’s employment terminates prior to January 1 in the calendar year after the date of grant by reason of retirement at or after attainment of age 66, the restricted stock/restricted stock unit will be forfeited.

Other Termination of Employment or Service.   If the officer’s employment terminates prior to vesting in the year that the restricted stock/restricted stock unit is scheduled to vest, for any reason other than

Disability, death or retirement at or after attainment of age 66, the restricted stock/restricted stock unit will be forfeited.

Employer Match Awards.   If an employee’s employment with TDS or its affiliates terminates by reason of Disability or death, all employer match awards credited to the employee’s deferred compensation account shall become nonforfeitable upon such termination of employment to the extent such awards had not been forfeited previously. If an employee’s employment with TDS or its affiliates terminates for any other reason, any unvested employer match awards will be forfeited. In addition, the all match awards will become fully vested upon a Change of Control.

Change in Control.

Notwithstanding any provision in the TDS 2004 Long-Term Incentive Plan or any agreement, in the event of a Change in Control:

•       any restriction period applicable to any outstanding restricted stock award or RSU award shall lapse;

•       any performance period applicable to any outstanding performance share award shall lapse;

•       any performance measures applicable to any outstanding performance share award or to any outstanding restricted stock award or RSU award shall be deemed to be satisfied at the target level;

•       all outstanding options and SARs shall become immediately exercisable in full; and

•       all amounts in a deferred compensation account shall become nonforfeitable.

For the definition of Change in Control, see TDS’s 2004 Long-Term Incentive Plan, as filed with the SEC as Exhibit 10.1 to TDS’s Current Report on Form 8-K dated April 11, 2005.

Because certain termination events and/or a Change in Control would result in the acceleration of vesting of options, restricted stock and bonus match units, such increased potential benefits or accelerated vesting in such event are included in the below table of Potential Payments upon Termination or Change in Control.

U.S. Cellular 2005 Long-Term Incentive Plan

Provisions similar to the foregoing are also included in the U.S. Cellular 2005 Long-Term Incentive Plan which is applicable to John E. Rooney. For further information, see the U.S. Cellular proxy statement for its 2007 annual meeting of shareholders.  However, all of John E. Rooney’s awards other than bonus match awards have vested pursuant to an agreement with U.S. Cellular. See footnote (3) to the below table.

Because certain termination events and/or a change in control would result in the acceleration of vesting of Mr. Rooney’s U.S. Cellular bonus match units, such increased potential benefits or accelerated vesting in such event are included in the below table of Potential Payments upon Termination or Change in Control. The vesting of his bonus match units will accelerate in the event of a qualified disability, qualified retirement, death or Change in Control as defined by the U.S. Cellular 2005 Long-Term Incentive Plan.

SERP

Each of the identified officers participates in a supplemental executive retirement plan or SERP, which is a non-qualified defined contribution plan. A participant is entitled to distribution of his entire account balance under the SERP if the participant’s employment is terminated, without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant terminates employment under circumstances other than those set forth in preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. Upon termination under circumstances that permit payments under the SERP, the participant may elect to take payments in (a) a single lump sum or (b) annual installments over a period of years. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount is included in the below table of Potential Payments upon Termination or Change in Control. The balance of the SERP as of December 31, 2006 for each named executive officer is set forth above in the “Nonqualified Deferred Compensation” Table.

Employee Stock Purchase Plans

Under the TDS and U.S. Cellular Employee Stock Purchase Plans, all shares purchased are distributed quarterly and no shares are retained for distribution upon retirement or otherwise. These plans do not discriminate in scope, terms, or operation in favor of executive officers and are available generally to all employees of TDS or U.S. Cellular, as applicable, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below table of Potential Payments upon Termination or Change in Control.

Tax-Deferred Savings Plan

Under the TDS Tax-Deferred Savings Plan, a qualified defined contribution plan, vesting is not accelerated upon a Change in Control or other termination event. The vested portion of an employee’s account becomes payable following the employee’s termination of employment as (a) a lump sum or (b) a series of annual or more frequent installments. This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below table of Potential Payments upon Termination or Change in Control.

Pension Plan

Under the TDS  Pension Plan, a qualified defined contribution plan,, vesting is not accelerated upon a Change in Control or other termination event. The vested portion of an employee’s account becomes payable following the employee’s termination of employment as (a) an annuity or (b) a lump sum payment. This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below table of Potential Payments upon Termination or Change in Control.

Post-Retirement Benefits

TDS sponsors two post-retirement plans that cover most of the employees of TDS, TDS Telecom and the subsidiaries of TDS Telecom. One plan provides medical benefits and the other provides life insurance benefits. These plans do not discriminate in scope, terms, or operation in favor of executive officers and are available generally to all salaried employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below table of Potential Payments upon Termination or Change in Control.

Health and Welfare Benefits

TDS also provides customary health and welfare and similar plans for the benefit of its employees. These group life, health, hospitalization, disability and/or medical reimbursement plans do not discriminate in scope, terms or operation, in favor of executive officers or directors of TDS and are available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below table of Potential Payments upon Termination or Change in Control.

Perquisites

TDS does not provide any significant perquisites to its officers. In addition, TDS has no formal plan, policy or procedure relating to providing perquisites to any executive officers following termination or change in control. However, in connection with any termination, TDS may enter into a retirement, severance of similar agreement that may provide for certain limited perquisites. With respect to the officers identified in the Summary Compensation Table, TDS has entered into an agreement relating to the retirement of James Barr discussed above. In such agreement, TDS agreed that Mr. Barr would be permitted to retain his company car upon retirement. The value of this benefit is included in the below table of Potential Payments upon Termination or Change in Control.

Table of Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or a Change in Control or a change in the named executive officer’s responsibilities. However, in accordance with SEC regulations, the following does not report any amount to be provided to a named executive officer under any arrangement that does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all employees. Also, the following table does not repeat information disclosed above under the Nonqualified Deferred Compensation table or the Outstanding Equity Awards at Fiscal Year-End table, except to the extent that the amount payable to the named executive officer would be enhanced or accelerated by the termination event.

The following table provides quantitative disclosure, assuming that the triggering event took place on December 29, 2006 and, if applicable, that the price per share of the registrant’s securities is the closing market price as of December 29, 2006, the last trading day in 2006. Sandra L. Helton resigned effective at the end of the day on December 31, 2006. Accordingly, pursuant to the instructions to Item 402(j) of Regulation S-K, the below table shows the actual amount payable to Ms. Helton in 2007 pursuant to such termination event. All of John E. Rooney’s awards other than bonus match awards have vested pursuant to an agreement with U.S. Cellular. See footnote (3) to the below table. With respect to the other officers, because all of the options are exercisable as of December 31, 2006, no additional amounts would become payable with respect to options upon any termination or Change in Control. However, additional payments may become due as a result of the acceleration of the vesting of restricted stock units and/or bonus match units upon the following triggering events: (i) a qualified Disability (as described above), (ii) death, (iii) a Change in Control (as defined above) and (iv) a Qualified Retirement (as defined above for restricted stock/restricted stock units only) (collectively, “Triggering Events”). No such additional payments would be made in the event of any other termination of employment or service. In addition, the below table identifies other payments that have been, will be or would be made pursuant to certain agreements as discussed below.

Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Options ($)	Early Vesting of Restricted Stock Units ($)	Early Vesting of Bonus Stock Match Units ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
LeRoy T. Carlson, Jr.
Options	—				—
Restricted Stock
20,424 TDS Special Common Shares		$1,013,030			$1,013,030
19,024 Tandem TDS Common Shares and TDS Special Common Shares		$1,977,164			$1,977,164
Bonus Stock Match Units
370 TDS Special Common Shares			$18,352		$18,352
Aggregate Totals	—	$2,990,194	$18,352	—	$3,008,546
Sandra L. Helton (1)
2006 Bonus accrued in 2006 pursuant to the terms of an Employment Agreement and General Release				$275,600	$275,600
Options	—				—
Restricted Stock
Payment in 2007 for value of 25% of 9,138 Tandem TDS Common Shares and TDS Special Common Shares pursuant to Employment Agreement and General Release (1)		$228,016			$228,016
Aggregate separation payment made in 2007 pursuant to Employment Agreement and General Release (1)				$672,248	$672,248
Aggregate Totals	—	$228,016	—	$947,848	$1,175,864
James Barr III (2)
Options	—				—
Restricted Stock
15,297 TDS Special Common Shares		$758,731			$758,731
7,981 Tandem TDS Common Shares and TDS Special Common Shares		$829,465			$829,465
Aggregate payments due on retirement in 2007 pursuant to agreement (2)				$654,000	$654,000
Value of company car retained on retirement in 2007 pursuant to agreement (2)				$38,000	$38,000
Aggregate Totals	—	$1,588,196	—	$692,000	$2,280,196
John E. Rooney (3)
Options for USM Common Shares	—				—
Restricted Stock for USM Common Shares		—			—
Bonus Stock Match Units for 2,242 USM Common Shares			$156,021		$156,021
Aggregate Totals	—	—	$156,021	—	$156,021
LeRoy T. Carlson (4)
Options	—				—
Restricted Stock
5,913 TDS Special Common Shares		$293,285			$293,285
6,164 Tandem TDS Common Shares and TDS Special Common Shares		$640,625			$640,625
Bonus Stock Match Units
1,014 TDS Special Common Shares			$50,294		$50,294
238 Tandem TDS Common Shares and TDS Special Common Shares			$24,735		$24,735
Potential annual payments on retirement				$150,000	$150,000
Aggregate Totals	—	$933,910	$75,029	$150,000	$1,158,939

Explanation of Columns:

(a)                                   Includes the persons identified in the Summary Compensation Table.

(b)                                   Represents the maximum potential value of accelerated options assuming that a Triggering Event took place on December 29, 2006 and that the price per share of the registrant’s securities is the closing market price as of December 29, 2006, the last trading day in 2006. The stock price used for TDS shares was the closing price of TDS Common Shares of $54.33 and TDS Special Common Shares of $49.60, or a total of $103.93 per tandem share, on December 29, 2006. The stock price used for U.S. Cellular shares was the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006. See Note (2) below with respect to James Barr.

(c)                                   Represents the maximum value of accelerated restricted stock units assuming that a Triggering Event took place on December 29, 2006 and that the price per share of the registrant’s securities is the closing market price as of December 29, 2006, the last trading day in 2006. The stock price used for TDS shares was the closing price of TDS Common Shares of $54.33 and TDS Special Common Shares of $49.60, or a total of $103.93 per tandem share, on December 29, 2006. The stock price used for U.S. Cellular shares was the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006. In accordance with FAS 123R, TDS recognized expense in 2006 with respect to the above stock awards to James Barr and LeRoy T. Carlson because they are 66 years or older and eligible for retirement, even though such stock awards have not yet vested. Accordingly, an expense with respect to such shares is also included in column (e), Stock Awards, in the Summary Compensation Table. See also Note (2) below with respect to James Barr.

(d)                                   Represents the maximum potential value of accelerated bonus match units assuming that a Triggering Event took place on December 29, 2006 and that the price per share of the registrant’s securities is the closing market price as of December 29, 2006, the last trading day in 2006. The stock price used for TDS shares was the closing price of TDS Common Shares of $54.33 and TDS Special Common Shares of $49.60, or a total of $103.93 per tandem share, on December 29, 2006. The stock price used for U.S. Cellular shares was the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006. See Note (2) below with respect to James Barr.

(e)                                   Includes payments or potential payments with respect to Sandra L. Helton, James Barr and LeRoy T. Carlson, as discussed in Notes (1), (2) and (4) below.

(f)                                    Represents the total of columns (b) through (e).

Although TDS has attempted to make a reasonable estimate (or a reasonable estimated range of amounts) applicable to the payment or benefit based on the disclosed material assumptions, the calculation of the foregoing represents forward-looking statements that involve risks, uncertainties and other factors that may cause actual results to be significantly different from the amounts expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include those set forth under “Risk Factors” in TDS’s Form 10-K for the year ended December 31, 2006.

Perquisites and other personal benefits or property payable upon termination or change in control are excluded only if the aggregate amount of such compensation will be less than $10,000. A perquisite or personal benefit is specifically identified only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for an officer. Any perquisite or benefit is valued on the basis of the aggregate incremental cost of such perquisite or personal benefit to TDS

No information is provided with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers of the registrant and that are available generally to all employees.

Footnotes:

(1)                                  For Sandra L. Helton, the amounts reported represent the actual amounts accrued in 2006 and paid or to be paid in 2007 pursuant to an employment agreement and general release dated November 30, 2006 between TDS and Sandra L. Helton. These amounts are also reported in column (i), “All Other Compensation,” in the above Summary Compensation Table. Reference is made to TDS’s Form 8-K dated November 30, 2006 for further information and a copy of such agreement. Pursuant to this agreement, Ms. Helton continued to serve as Executive Vice President and Chief Financial Officer of TDS through December 31, 2006 and continued to receive her current base salary and other benefits through that date, which are reported in the above Summary Compensation Table. Under the agreement, Ms. Helton received a bonus of $275,600 for 2006. Pursuant to the agreement, Ms. Helton has the right to exercise previously granted stock options that are exercisable as of December 31, 2006 during the 90 day period beginning on the later of (i) February 1, 2007 or (ii) the first day on which trading is permitted after TDS removes any blackout period to which Ms. Helton may be subject. No options were accelerated. TDS also agreed to pay Ms. Helton 25% of the value of her 2005 restricted stock units that would have otherwise vested in full on December 15, 2007. Accordingly, the above table shows the value of the payment of $228,016, representing 25% of the value of the 9,138 restricted stock units that Ms. Helton forfeited pursuant to the foregoing agreement. Also the above table shows the aggregate cash payment made to Ms. Helton in 2007 pursuant to the foregoing agreement of $672,248, representing twelve months of her salary and the cash equivalent of twelve months of healthcare coverage on a gross basis (without reflecting deductions for tax withholding). Under the agreement, Ms Helton will also be paid for unused vacation days and will receive pension and other retirement payments in accordance with the terms of the applicable plans. These amounts are not included in the above table because they are paid pursuant to non-discriminatory plans and/or do not represent enhanced or accelerated payments.

(2)                                  Mr. Barr relinquished his position as President and Chief Executive Officer of TDS Telecom effective January 1, 2007. He remained on TDS Telecom’s payroll until March 23, 2007 and retired on March 24, 2007. On March 6, 2006, TDS and James Barr III entered into an amendment of an arrangement relating to Mr. Barr’s employment and retirement. Reference is made to TDS’s Form 8-K dated March 6, 2006 for further information. Under the amended arrangement, because Mr. Barr remained employed with TDS Telecom until at least March 31, 2005, the agreement provided that (i) all of Mr. Barr’s stock options became fully vested on the date of his retirement and (ii) TDS will pay Mr. Barr a sum equal to his then current annual salary in twenty-four equal monthly installments, with the initial six installments to be paid on or as soon as administratively practicable following the six month anniversary of his retirement and the remaining 18 installments to be paid each month after the six month anniversary of his retirement. Mr. Barr is required to provide consulting services to TDS during such period in consideration for such payments. Upon his retirement, all of his options vested pursuant to the foregoing agreement. Mr. Barr’s 2005 and 2006 restricted stock awards also vested upon his retirement in accordance with such award agreements. Because the above table already assumes the vesting of all options and restricted stock as a result of a Change in Control, no additional changes are reflected in connection with this agreement. However, column (e) includes the aggregate amount of payments that Mr. Barr will receive over twenty-four months pursuant to the foregoing agreement.

(3)                                  U.S. Cellular has certain arrangements with John E. Rooney relating to acceleration of options and restricted stock units. Reference is made to U.S. Cellular’s Form 8-K dated March 26, 2000 for further information. However, the acceleration of such awards has already occurred as of October 10, 2006, as discussed above. Accordingly, Mr. Rooney would have no further benefits or acceleration as a result of termination of Change in Control, except with respect to bonus stock match units as set forth in the above table.

(4)                                  TDS has entered into an agreement with LeRoy T. Carlson whereby it will employ Mr. Carlson until he elects to retire from TDS. Mr. Carlson is to be paid at least $60,000 per annum until his retirement. The agreement also provides that upon his retirement, Mr. Carlson will be retained by TDS as a part-time consultant (for not more than 60 hours in any month) until his death or disability. Upon his retirement, Mr. Carlson will receive $75,000 per annum as a consultant, plus increments beginning in 1985 equal to the greater of three percent of his consulting fee or two-thirds of the percentage increase in the consumer price index for the Chicago metropolitan area. If Mr. Carlson becomes disabled before retiring, TDS can elect to discontinue his employment and retain him in accordance with the consulting arrangement described above. Upon Mr. Carlson’s death (unless his death follows his voluntary termination of his employment or the consulting arrangement), his widow will receive until her death an amount equal to that which Mr. Carlson would have received as a consultant. TDS may terminate payments under the agreement if Mr. Carlson becomes the owner of more than 21% of the stock, or becomes an officer, director, employee or paid agent of any competitor of TDS within the continental United States. No amounts have ever been paid or become payable under this agreement. Column (e) includes the annual amount that Mr. Carlson would receive in 2007 assuming he retired on December 31, 2006. This amount represents $75,000, plus increments beginning in 1985 equal to the greater of three percent of his consulting fee or two-thirds of the percentage increase in the consumer price index for the Chicago metropolitan area through 2006, which is approximately $150,000. This amount would increase on an annual basis in 2008 and each year thereafter at increments equal to the greater of three percent of his consulting fee or two-thirds of the percentage increase in the consumer price index for the Chicago metropolitan area until such payments ceased pursuant to the foregoing agreement.

Compensation of Directors

The following table shows, as to directors who are not executive officers of TDS, certain information regarding director compensation.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Walter C.D. Carlson	$10,773	$90,592	—	—	—	$108	$101,473
Letitia G. Carlson, M.D.	$34,217	$28,164	—	—	—	$108	$62,489
Donald C. Nebergall	$81,067	$33,238	—	—	—	$108	$114,413
George W. Off	$106,623	$41,529	—	—	—	$108	$148,260
Christopher D. O’Leary	$12,870	$12,685	—	—	—	$36	$25,591
Mitchell H. Saranow	$79,317	$33,238	—	—	—	$108	$112,663
Martin L. Solomon	$9,003	$55,116	—	—	—	$108	$64,227
Herbert S. Wander	$102,995	$35,801	—	—	—	$108	$138,904

Explanation of Columns:

(a)                                   Includes each director unless such director is an executive officer whose compensation, including any compensation for service as a director, is fully reflected in the Summary Compensation Table. Accordingly, this includes only non-employee directors. Directors who are employees of TDS or its subsidiaries are identified in the Summary Compensation Table. Such directors do not receive director fees or compensation except for director life insurance, as disclosed in the Summary Compensation Table.

(b)                                   Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(c)                                   Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. The following table discloses certain additional information with respect to stock awards to non-employee directors:

Name	Aggregate Number of awards of TDS Special Common Shares outstanding at December 31, 2006	Aggregate Number of TDS Special Common Shares underlying Stock Awards Granted in 2006	Aggregate Grant Date Fair Value of Stock Awards in 2006
Walter C.D. Carlson	—	2,114	$90,592
Letitia G. Carlson, M.D.	—	657	$28,164
Donald C. Nebergall	—	775	$33,238
George W. Off	—	969	$41,529
Christopher D. O’Leary	—	279	$12,685
Mitchell H. Saranow	—	775	$33,238
Martin L. Solomon	—	1,284	$55,116
Herbert S. Wander	—	834	$35,801

Shares due with respect to stock awards for retainers or meeting fees are issued promptly after the date upon which the awards become effective and, accordingly, there are no awards outstanding at the end of the fiscal year.

(d)                                   This column is not applicable because non-employee directors do not receive options.

(e)                                   This column is not applicable because non-employee directors do not participate in any non-equity incentive plans, as defined by SEC rules.

(f)                                    This column is not applicable because non-employee directors do not participate in any pension plans or receive any earnings on deferred compensation.

(g)                                   Represents the dollar value of insurance premiums paid by, or on behalf of, TDS during the fiscal year with respect to life insurance for the benefit of such director, which is the only category of other compensation.

(h)                                  Represents the sum of all amounts reported in columns (b) through (g).

Narrative Disclosure to Director Compensation Table

The following provides additional information with respect to director compensation. All director compensation is approved by the full board of directors.

The board of directors has approved a Non-Employee Directors’ Plan for non-employee directors. A non-employee director is a director of TDS who is not an employee of TDS or its affiliates, U.S. Cellular or TDS Telecom. The purpose of the Non-Employee Directors’ Plan is to provide reasonable compensation to non-employee directors for their services to TDS, and to induce qualified persons to serve as non-employee members of the board of directors. This plan was amended by the TDS board of directors on May 10, 2007, subject to shareholder approval, to increase the fees paid to directors.

During 2006, the Non-Employee Directors’ Plan provided that each non-employee director will receive an annual director’s fee of $44,000 payable quarterly, and the chairperson will receive an additional $34,000 fee.

During 2006, the plan also provided that each non-employee director serving on the Audit Committee will receive an annual fee of $11,000 payable quarterly, except for the chairperson, who will receive a fee of $22,000.

During 2006, the plan also provided that each non-employee director will receive an annual fee of $5,000 payable quarterly, for serving on the Compensation Committee, except for the chairperson, who will receive a fee of $7,000.

During 2006, the plan also provided that each non-employee director will receive a fee of $1,750 for board of directors, Audit, Compensation and Corporate Governance Committee meetings, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel to, and attendance at, each regularly scheduled or special meeting.

The Non-Employee Directors’ Plan further provided that each non-employee director will receive 50%, and may elect to receive on an annual basis up to 100%, of their retainers and meeting fees for regularly scheduled meetings of the board (five per year), by the delivery of common stock of TDS having a fair market value as of the date of payment equal to the cash amount of the retainer or fee foregone. For retainers and regularly scheduled meetings of the board in 2006 and subsequent years, such common stock consists of TDS Special Common Shares.

Under the Non-Employee Directors’ Plan, for purposes of determining the number of Special Common Shares deliverable in connection with any of the foregoing elections, the fair market value of a Common or Special Common Share was the average closing price of our Common or Special Common Shares as reported in the American Stock Exchange Composite Transactions section of The Wall Street Journal for the twenty trading days before the end of the quarter or the date of the board meeting, as applicable. The TDS board of directors has reserved 75,000 Special Common Shares of TDS for issuance pursuant to the Non-Employee Directors’ Plan.

In addition, TDS pays life insurance premiums to provide life insurance of $100,000 for each of its directors. Except for such life insurance premiums, directors who are also employees of TDS or any affiliate do not receive any additional compensation for services rendered as directors.

Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings, director education and other Board or company related matters pursuant to TDS’s travel and expense reimbursement policy. TDS also reimburses directors for the cost of attending director education programs.

None of the directors had stock awards or option awards outstanding at fiscal year end.

Directors who are officers of TDS do not receive fees or compensation as directors. The compensation of such directors and officers who are named executive officers are disclosed in the tables under Executive and Director Compensation above.

Compensation Discussion And Analysis

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to the executive officers identified in the Summary Compensation Table.

Overview

TDS’s compensation policies for executive officers are intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of TDS. TDS’s policies establish incentive compensation performance goals for executive officers based on factors over which such officers have control and which are important to TDS’s long-term success. TDS believes compensation should be related to the financial performance of TDS and should be sufficient to enable TDS to attract and retain individuals possessing the talents required for long-term successful performance. Nevertheless, although performance influences compensation and awards, all elements of compensation are discretionary and officers do not become entitled to any compensation or awards as a result of the achievement of performance levels. Compensation is not earned until approved and paid or awarded.

Although not required to do so under American Stock Exchange listing standards or otherwise, on February 21, 2006, TDS established a Compensation Committee comprised solely of directors that qualify as independent under the rules of the American Stock Exchange. The primary functions of the Compensation Committee are to discharge the board of director’s responsibilities relating to the compensation of the executive officers of TDS, other than U.S. Cellular or any of its subsidiaries. The responsibilities of the Compensation Committee include the review of salary, bonus, long-term compensation and all other elements of compensation of such executive officers.

For these purposes, “executive officers” means all officers that are employees who are or will be identified in TDS’s annual proxy statement as “executive officers,” including the President and CEO of TDS Telecom, except that the compensation of the President and CEO of U.S. Cellular is established and administered by U.S. Cellular’s chairman and stock option compensation committee, as described in the proxy statement of U.S. Cellular relating to its 2007 annual meeting of shareholders. Accordingly, except as expressly indicated below, the following discussion does not apply to John E. Rooney.

The Compensation Committee’s charter provides that it will obtain advice and assistance from the Chief Executive Officer and the Vice President of Human Resources and from any other officer or employee of TDS, as it determines is appropriate. As discussed above, the Compensation Committee also utilizes the services of a compensation consultant.

The Compensation Committee charter permits it to delegate some or all of the administration of the long-term incentive plans or programs to the President and Chief Executive Officer or other executive officer of TDS as the Committee deems appropriate, to the extent permitted by law and the applicable Long-Term Incentive Plan or program, but not regarding any award to the President and CEO. The Compensation Committee has not delegated this authority with respect to any of the officers identified in the Summary Compensation Table.

Objectives and Reward Structure of TDS’s Compensation Programs

The above Overview generally described the objectives and reward structure of TDS’s compensation programs. This section further discusses, with respect to the officers identified in the Summary Compensation Table, (1) the objectives of TDS’s compensation programs and (2) what the compensation programs are designed to reward.

The objectives of TDS’s general compensation programs for executive officers of TDS, and their relationship to the reward structure, are to:

•       support TDS’s overall business strategy and objectives;

•       attract and retain high quality management;

•       link individual compensation with attainment of individual performance goals and with attainment of business unit and TDS objectives; and

•       provide competitive compensation opportunities consistent with the financial performance of TDS.

The primary financial focus of TDS as a consolidated enterprise is the increase of long-term shareholder value through growth, measured primarily in such terms as return on capital, revenues, customer units in service, operating cash flow (operating income plus depreciation and amortization) and operating income. Operating units of TDS may have somewhat different primary financial measures. However, there is no quantifiable relationship between elements of compensation or total compensation and such measures of performance. Instead, compensation decisions are made subjectively by the Compensation Committee, considering certain performance measures, as well as all other appropriate facts and circumstances. TDS’s compensation policies for executive officers are designed to reward the achievement of such corporate performance goals, as follows.

Each element of compensation and total compensation of the named executive officers is determined on the basis of the committee’s analysis of multiple factors rather than specific measures of performance. The Compensation Committee does not rely on predetermined formulas or a limited set of criteria when it evaluates the performance of the named executive officers.

TDS’s compensation programs are designed to reward performance of TDS on both a short-term and long-term basis. With respect to the officers identified in the Summary Compensation Table, the design of compensation programs and performance rewarded is similar but with some differences for (1) the President and CEO and (2) the other executive officers.

The Compensation Committee evaluates the performance of the President and CEO of TDS in light of the annual and ongoing objectives for TDS and for its primary business units and the attainment of those objectives, and sets the elements of compensation for the President and CEO based on such performance evaluation and compensation principles, as discussed below.

With respect to the other officers identified in the Summary Compensation Table, the Compensation Committee reviews management’s evaluation of the performance of such executive officers and determines and approves the elements of compensation for such executive officers based on such performance evaluations and compensation principles, as discussed below.

Elements of Compensation

This section discusses, with respect to the officers identified in the Summary Compensation Table, (i) each element of compensation paid to such officers, (ii) why TDS chooses to pay each element of compensation, (iii) how TDS determines the amount or formula for each element to pay, and (iv) how each compensation element and TDS’s decisions regarding that element fit into TDS’s overall compensation objectives and affect decisions regarding other elements.

Each element of compensation paid to officers is as follows:

•       Annual Cash Compensation

o       Salary

o       Bonus

•       Long-term equity compensation

o       Stock Awards

–       Bonus Stock Match Awards

–       Restricted Stock Unit Awards

o       Stock Options

•       Benefits and Plans Available to Identified Officers

o       Deferred Compensation

o       Long-Term Incentive Plans

o       SERP

o       Perquisites

•       Other Generally Applicable Benefits and Plans

o       Employee Stock Purchase Plan

o       Tax Deferred Savings Plan

o       Pension Plan

o       Post-Retirement Benefits

o       Health and Welfare Plans

TDS has chosen to pay or provide these elements of compensation after considering common compensation practices of peers and other companies with similar characteristics, in order to support TDS’s overall business strategy and objectives. TDS recognizes that it must compensate its executive officers in a competitive manner comparable to other similar companies in order to attract and retain high quality management, attain business objectives and financial performance and increase shareholder value. Executive compensation is intended to provide, in the judgment of the Compensation Committee, an appropriate balance between the long-term and short-term performance of TDS, and also a balance between TDS’s financial performance and shareholder return.

TDS does not have defined guidelines that determine the amount or formula for each element to pay or provide. TDS also does not have defined guidelines that determine how each compensation element and decisions regarding that element fit into the TDS’s overall compensation objectives and affect decisions regarding other elements. TDS has no target levels for cash versus equity compensation. Instead, TDS establishes elements of compensation and determines how they fit together and overall in the manner described in the following discussion.

As noted above, the elements of executive compensation consists of both annual cash and long-term equity compensation. Annual cash compensation consists of base salary and an annual bonus. Annual compensation decisions are based partly on individual and corporate short-term performance and partly on the individual and corporate cumulative long-term performance during the executive’s tenure in his or her position, particularly with regard to the President and CEO. Long-term equity compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value and is generally provided through the grant of stock options and restricted stock units.

Grants of equity awards by TDS to the President and CEO and the other executive officers are generally made to all such executive officers at the same time once a year. This was done for James Barr and LeRoy T. Carlson on June 19, 2006. However, in 2006, the awards to the Executive Vice President and CFO and the President and CEO were delayed due to the delay in SEC filings as a result of the restatement announced in 2005, as discussed below. As a result, such awards were granted on October 13, 2006 and December 13, 2006, respectively. TDS may also make grants of equity awards during other times of the year as it deems appropriate. TDS does not backdate options or have any program, plan or practice to time the grant of awards in coordination with the release of material non-public information.

The Compensation Committee determines annually each such executive officer’s base salary, taking into consideration: (1) the appropriate salary range for the executive officer’s position and responsibilities, (2) his or her performance during the preceding year, (3) his or her performance during the executive’s tenure in the position, (4) TDS’s and its business units’ performance during the year compared to plan and compared with that of similar companies, and (5) such other factors and circumstances as the committee may deem relevant.

In addition, the Compensation Committee determines annually the executive officer’s bonus, taking into consideration: (1) the executive officer’s performance during the preceding year, including contributions to TDS and its business units, and achievement of individual objectives, (2) TDS’s and its business units’ performance during the year compared to plan and compared with that of similar companies, (3) the achievement of important corporate and business unit objectives for the year and (4) such other factors and circumstances as the committee may deem relevant.

The Compensation Committee also determines long-term equity compensation awards to the identified executive officers under the TDS 2004 Long-Term Incentive Plan, which include options and restricted stock units.

Annual Cash Compensation

Annual cash compensation decisions, consisting of base salary for the current year and bonus based on performance for the prior year, are generally made concurrently by the Compensation Committee each year for each of the identified executive officers.

As part of the process of determining the appropriate elements of annual cash compensation for the named executive officers, the Compensation Committee is provided with information about the compensation of similar executive officers at other companies, including chief executive officers of companies, chief executive officers and chief operating officers of their principal business units, if available, chief financial officers and other officers with responsibilities comparable to the foregoing TDS officers, as reported in proxy statements and salary surveys. The Compensation Committee also considers recommendations from the President and CEO regarding compensation for the named executives other than the President and CEO, each of which reports directly to him. The Vice President—Human Resources prepares for the committee an analysis of compensation paid to chief executive officers of other comparable companies.

TDS engages in benchmarking with the companies in the peer group index included in the “Stock Performance Graph” that is included in the TDS annual report to shareholders, as well as other companies in the telecommunications industry and other industries, to the extent considered appropriate, based on similar size, function, geography or otherwise. The peer group included in the Stock Performance Graph are ALLTEL Corp., Centennial Communications Corp., CenturyTel, Inc., Citizens Communications Co. and Dobson Communications Corp., in addition to TDS. The benchmarks and components considered include the same elements of compensation identified above, to the extent available and comparable.

Annually, the nature and extent of each executive officer’s personal accomplishments and contributions for the year are determined, based on information submitted by the executive and by others familiar with his or her performance, including the President and CEO in the case of the named executive officers other than the President and CEO. The Compensation Committee evaluates the information in terms of the personal objectives established for such executive officer for the performance appraisal period.

The Compensation Committee also makes an assessment of how well TDS did as a whole during the year and the extent to which the President and CEO believes the executive officer other than the President and CEO contributed to the results. With respect to executive officers having primary responsibility over a certain business unit or division of TDS, such as James Barr, the Compensation Committee considers the performance of the business unit or division and the contribution of the executive officer thereto.

The Compensation Committee uses these sources and makes the determination of appropriate elements of compensation and ranges for such elements for such identified executive officers based on its informed judgment, using the information provided to it by the Vice President of Human Resources. The elements of compensation and ranges for such elements are not based on any formal analysis nor is there any documentation of this decision making process.

Beginning with this proxy statement for the 2007 annual meeting, TDS is required to disclose each element of compensation and an amount of total compensation, as defined by new SEC rules, in the Summary Compensation Table for the officers identified in such table. The fact that such new SEC regulations will require other telecommunications companies and other companies to prepare similar tables under the same new rules will make such information more comparable and relevant. Accordingly, the

Compensation Committee will be able to use such tables to more effectively compare and benchmark elements of compensation and total compensation in the future. Although the Compensation Committee considered total compensation and its elements in comparison to peers in an informal manner in the past based on prior SEC disclosure rules, as well as salary surveys, the new rules will facilitate such comparisons and make them more consistent and relevant.

The Compensation Committee also has access to numerous performance measures and financial statistics prepared by TDS. This financial information includes the audited financial statements of TDS, as well as internal financial reports such as budgets and actual results, operating statistics and other analyses. The committee may also consider such other factors the committee deems appropriate in making its compensation decisions. No specific measures of performance are considered determinative in the compensation of executive officers. Instead, all the facts and circumstances are taken into consideration by the Compensation Committee. Ultimately, it is the informed judgment of the committee, after reviewing the compensation information provided by the Vice President—Human Resources, that determines the elements of compensation and total compensation for the President and CEO.

The base salary element of compensation of each officer is set within the range identified for this element based on an assessment of the responsibilities and the performance of such officer, also taking into account the performance of TDS and/or its business units or divisions, other comparable companies, the industry and the overall economy during the preceding year. Column (c), “Salary,” of the above Summary Compensation Table includes the dollar value of base salary (cash and non-cash) earned by the identified executive officers during 2006, whether or not paid in such year.

With respect to the bonus element of compensation, the Vice President-Human Resources also prepares and provides to the Compensation Committee information to be used for the annual bonus reviews of executive officers. Prior to 2007, TDS had no written or formal bonus plan for the named executive officers. The bonuses for named executive officers were determined by the Compensation Committee based on its evaluation of each executive’s contribution to TDS, the achievement of individual objectives, the performance of TDS and/or its business units and divisions and all other facts and circumstances considered appropriate in its judgment.

As a result of the foregoing process, bonuses for 2005 were not earned by the other executive officers until they were approved and awarded in 2006. Bonuses with respect to 2005 are included in the above Summary Compensation Table as compensation earned in 2006. This amount is included in column (d), “Bonus,” of the above Summary Compensation Table and represents the dollar value of bonus (cash and non-cash) earned by the identified executive officers during 2006, whether or not paid in such year.

Beginning with the 2007 performance year, TDS has established performance guidelines and procedures for awarding bonuses. These guidelines and procedures were filed by TDS as Exhibit 10.1 to TDS’s Form 10-Q for the quarter ended March 31, 2007.

Long-Term Equity Compensation

The Compensation Committee also determines long-term equity compensation awards for the named executive officers under the TDS 2004 Long-Term Incentive Plan, which include options and restricted stock units. The Compensation Committee may establish performance measures and restriction periods, and determine the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with the award, the exercise price of an option award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award.

Although the Compensation Committee has the discretion to grant various awards, it generally only grants service-based restricted stock units and service-based options. The restricted stock units generally vest in full (cliff vesting) on December 15 in the second year following grant, subject to continued employment. Options granted in 2007 and prior years are generally scheduled to become exercisable on December 15 of the year of grant and are exercisable until the tenth anniversary of the date of grant, subject to continued employment. However, the Compensation Committee took action in 2007 to provide that options granted on or after January 1, 2008 will instead become exercisable with respect to one-third of the number of shares subject to the option on each of the first, second and third anniversaries of the grant date.

With respect to long-term compensation, the Vice President—Human Resources prepares for the Compensation Committee an analysis of compensation paid to similar officers of other comparable companies, including the companies in the peer group index included in the “Stock Performance Graph” as reported in TDS’s annual report to shareholders, as well as other companies in the telecommunications industry and other industries, to the extent considered appropriate, based on similar size, function, geography or otherwise. This information is presented to the committee, which approves the long-term compensation of the named executive officers based on such information.

Long-term compensation decisions for the named executive officers are made by the Compensation Committee in a manner similar to that described for annual base salary and bonus decisions, except that the stock options and restricted stock units will generally vest over several years, in order to reflect the goal of relating long-term compensation of the named executive officers to increases in shareholder value over the same period. The President and CEO may recommend to the Compensation Committee long-term compensation in the form of stock option and restricted stock grants, stock appreciation rights or otherwise for executive officers other than the President and CEO.

The performance of TDS is also a factor in determining the number of stock options which will be awarded and become exercisable with respect to the executive officers. The named executive officer receives an award of options and restricted stock units in the current year based on the achievement of certain levels of corporate and individual performance in the immediately preceding year.

However, as with the annual salary and bonus, the executive officers do not become entitled to any options or restricted stock units as a result of the achievement of any corporate or individual performance levels. The award of options and restricted stock is entirely discretionary and named executive officer has no right to any options or awards unless and until they are awarded. As a result, similar to the bonus, the awards for 2005 were not earned by the named executive officers until they were approved and awarded in 2006. Accordingly, awards with respect to 2005 performance are included in the above Summary Compensation Table as compensation earned in 2006.

The named executive officers received an award of restricted stock units in 2006 based on the achievement of certain levels of corporate and individual performance in 2005. Column (e), “Stock Awards,” of the Summary Compensation Table includes the dollar amount of expense recognized for financial statement reporting purposes in 2006.

The named executive officers received an award of options in 2006 based on the achievement of certain levels of corporate and individual performance in 2005. Column (f), “Option Awards,” of the Summary Compensation Table includes the dollar amount of expense recognized for financial statement reporting purposes with respect to 2006.

With respect to the officers identified in the Summary Compensation Table, the design of compensation programs and performance rewarded is separated between (1) the President and CEO and (2) other executive officers.

President and CEO

The compensation of the President and CEO of TDS is approved by the Compensation Committee. The Compensation Committee evaluates the performance of the President and CEO of TDS in light of the annual and ongoing objectives for TDS and for its primary business units and the attainment of those objectives, and sets the elements of compensation for the President and CEO based on such performance evaluation and compensation principles.

The President and CEO has a substantial beneficial interest in TDS, as described below under “Security Ownership of Management”, and will benefit together with other shareholders based on the performance of TDS. The Compensation Committee takes this fact into account in their review and approval of the President and CEO’s compensation.

The base salary of the President and CEO for 2005 was $1,050,000. On December 13, 2006, this was increased to $1,115,000 for 2006, representing an increase of approximately 6.2%. This amount is included in column (c) of the above Summary Compensation Table, which represents the dollar value of base salary (cash and non-cash) earned by the President during 2006, whether or not paid in such year. In 2007, the base salary of the President and CEO for 2007 was increased to $1,193,000, representing an increase of approximately 7% over the 2006 base salary.

On December 13, 2006, the Compensation Committee also approved a bonus of $550,000 for the President and CEO with respect to 2005 performance, which was earned and paid in 2006. Because this was earned in 2006, this is reported in the above Summary Compensation Table.  This amount is included in column (d) of the above Summary Compensation Table, which represents the dollar value of bonus (cash and non-cash) earned by the President during 2006, whether or not paid in such year. In 2007, the Compensation Committee approved a bonus of $800,000 for the President and CEO with respect to 2006, which was earned and paid in 2007.

On December 13, 2006, the Compensation Committee awarded the President and CEO restricted stock units with respect to 20,424 TDS Special Common Shares based on 2005 performance. The TDS restricted stock units will become vested on December 15, 2008. Column (e) of the Summary Compensation Table includes the dollar amount recognized for financial statement reporting purposes with respect to 2006.

On December 13, 2006, the Compensation Committee awarded the President and CEO stock options to acquire 213,333 TDS Special Common Shares based on 2005 performance. The TDS options granted on December 13, 2006 have an exercise price of $49.80 per share, which was the closing price of a TDS Special Common Share on December 13, 2006, became exercisable on December 15, 2006 and are exercisable until December 13, 2016. Column (f) of the Summary Compensation Table includes the dollar amount recognized for financial statement reporting purposes with respect to 2006.

For 2006, based on the Summary Compensation Table, with respect to the President and CEO, salary represented 21.1% of total compensation, bonus represented 10.4% of total compensation, stock awards represented 11.4% of total compensation and option awards represented 55.8% of total compensation.

The Compensation Committee believes that each element of compensation and total compensation of the President and CEO has been set at an appropriate level considering, among other things, compensation of executives at companies which it considers comparable. The members of the Compensation Committee base this belief on their personal assessment and judgment of the President and CEO’s responsibilities in comparison to those of chief executive officers of the comparable companies discussed above.

Other Executive Officers

With respect to the officers identified in the Summary Compensation Table other than the President and CEO, the Compensation Committee reviews management’s evaluation of the performance of such executive officers and sets the annual base and bonus compensation levels for such executive officers based on such performance evaluations and compensation principles.

In addition to the general factors described above, the compensation elements of certain officers are based on their specific responsibilities.

Sandra L. Helton’s compensation was evaluated based on her responsibilities as Executive Vice President and Chief Financial Officer, and considering the compensation of officers at comparable companies with similar responsibilities. In addition, the Compensation Committee approved an Employment Agreement and General Release dated November 30, 2006 between TDS and Ms. Helton. This agreement was negotiated between TDS and Ms. Helton and their counsel following Ms. Helton’s notice to TDS that she intended to resign from her positions with TDS effective December 31, 2006. Column (i), “All Other Compensation” of the Summary Compensation Table includes the amounts accrued in 2006 and payable to Ms. Helton in 2007 in connection with her resignation.

The percentages of the elements of Ms. Helton’s compensation in 2006 are not representative due to the inclusion of amounts accrued relating to her resignation in 2006.

James Barr’s compensation was evaluated based on his responsibilities as President and Chief Executive Officer of TDS Telecom, and considering the compensation of officers at comparable companies with similar responsibilities. In addition, the performance of TDS Telecom in relation to objectives provided by the President and CEO of TDS to James Barr was taken into account.

For 2006, based on the Summary Compensation Table, with respect to Mr. Barr, salary represented 19.6% of total compensation, bonus represented 9.6% of total compensation, stock awards represented 31.1% of total compensation and option awards represented 37.5% of total compensation. Stock awards are a larger percentage of total compensation in 2006 than is typical is due to the recognition of additional expense in 2006 because Mr. Barr was eligible for retirement in 2006, as discussed in footnote (e) to the Summary Compensation Table.

LeRoy T. Carlson’s compensation was evaluated based on his historical and current responsibilities and activities as Chairman Emeritus for TDS.

For 2006, based on the Summary Compensation Table, with respect to the LeRoy T. Carlson, salary represented 23.7% of total compensation, bonus represented 9.9% of total compensation, stock awards represented 31.3% of total compensation and option awards represented 33.3% of total compensation. Stock awards are a larger percentage of total compensation in 2006 than is typical is due to the recognition of additional expense in 2006 because Mr. Carlson was eligible for retirement in 2006, as discussed in footnote (e) to the Summary Compensation Table.

John E. Rooney’s annual compensation is approved by LeRoy T. Carlson, Jr., the Chairman of U.S. Cellular, and long-term compensation for John E. Rooney is approved by the stock option compensation committee of U.S. Cellular, as described in the 2007 proxy statement of U.S. Cellular.

For 2006, based on the Summary Compensation Table, with respect to the Mr. Rooney’s, salary represented 13.5% of total compensation, bonus represented 5.5% of total compensation, stock awards represented 21.8% of total compensation and option awards represented 58.1% of total compensation. Stock and option awards are such a larger percentage of total compensation in 2006 than is typical is due to the acceleration of awards pursuant to the letter agreement with John E. Rooney, as discussed above.

The Compensation Committee believes that the elements of compensation and total compensation of the other identified officers of TDS were set at an appropriate level considering the foregoing principles.

Financial Restatement

Depending on the facts and circumstances, TDS may seek to adjust or recover awards or payments if the relevant TDS performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. In 2005, 2006 and 2007, TDS announced the restatement of financial statements and financial information for certain prior periods. This resulted in TDS being late in certain SEC filings. The company has not identified any facts that would suggest that the restatements involved any fraud, misrepresentation, misconduct or improprieties.  The restatements related to unintentional misapplication of technical accounting rules or errors in calculations or posting of entries. The restatements had little effect on operating metrics and little effect on financial measures that are the primary measures that were used to determine the level of bonuses. In particular, the most significant areas of adjustment in the restatements were income tax accounting, derivative accounting and step acquisition accounting, which have no relationship to metrics or measures used to determine bonuses. Accordingly, there was no adjustment of prior year bonuses due to the restatements. The restatement announced in 2005 was considered in approving compensation elements in 2006 for certain officers responsible for accounting matters.

Benefits and Plans Available to Identified Officers

The identified officers participate in certain benefits and plans, as described above under “Summary Compensation Table” and “Potential Payments upon Termination or Change in Control”. These benefits are considered by the Compensation Committee to the extent deemed appropriate.

Perquisites and personal benefits represent a relatively insignificant portion of the named executive officers’ total compensation. Accordingly, they do not materially influence the Compensation Committee’s consideration in setting compensation.

Impact of Accounting and Tax Treatments of Particular Forms of Compensation

The Compensation Committee considers the accounting and tax treatments of particular forms of compensation.  Accounting treatments do not significantly impact the Compensation Committee’s determinations of the appropriate compensation. The Compensation Committee considers the accounting treatments primarily to be informed and to confirm that company personnel understand and recognize the appropriate accounting that will be required with respect to compensation decisions.

The Compensation Committee places more significance on the tax treatments of particular forms of compensation, because these may involve an actual cash expense to the company or the executive. One objective of the Compensation Committee is to maximize tax benefits to the company and executives to the extent feasible within the overall goals of the compensation policy discussed above. In particular, one consideration is the effect of Section 162(m) of the Internal Revenue Code.

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code generally provides a $1 million annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation’s principal executive officer (“PEO”) and the corporation’s three most highly compensated officers, exclusive of the corporation’s PEO and principal financial officer. TDS does not believe that the $1 million deduction limitation should have a material effect on TDS in the immediate future. If the $1 million deduction limitation is expected to have a material effect on TDS in the future, TDS will consider ways to maximize the deductibility of executive compensation, while retaining the discretion TDS deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

TDS does not have any arrangements with its executive officers pursuant to which it has agreed to “gross-up” payments due to taxes or to otherwise reimburse officers for the payment of taxes, except with respect to certain perquisites as noted above.

TDS Policy on Stock Ownership

TDS does not have a formal policy relating to stock ownership by executive officers. However, it should be noted that the President and CEO of TDS is a substantial shareholder of TDS. See “Security Ownership of Certain Beneficial Owners and Management” below. TDS does not have any policies regarding hedging the economic risk of such ownership but none of the officers identified in the Summary Compensation Table have taken any such action.

Compensation Consultant

Information relating to TDS’s compensation consultant is discussed above under “Corporate Governance—Compensation Committee”

Compensation Committee Report

The Compensation Committee of the board of directors of TDS oversees TDS’s compensation program on behalf of the board of directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth above in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the board of directors that the above Compensation Discussion and Analysis be included in TDS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and TDS’s proxy statement related to the 2007 Annual Meeting of Stockholders.

This Compensation Committee Report is submitted by Christopher D. O’Leary, George W. Off and Herbert S. Wander.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has responsibilities relating to the compensation of the executive officers of TDS (which does not include U.S. Cellular or any of its subsidiaries), including the review of salary, bonus, long-term compensation and all other compensation. The members of the Compensation Committee are Herbert S. Wander (chairperson), George W. Off and Christopher D. O’Leary.  Such persons are independent, as discussed above. None of such persons was, during 2006 or during any of the preceding three years, an officer or employee of TDS (or its affiliates), or had any relationship requiring disclosure by TDS under any paragraph of Item 404 of SEC Regulation S-K.

Long-term compensation for executive officers who are employees of U.S. Cellular is approved by the stock option compensation committee of U.S. Cellular. The stock option compensation committee of U.S. Cellular is composed of directors of such subsidiary who are neither officers nor employees of TDS or any of its subsidiaries nor directors of TDS. The annual compensation of U.S. Cellular’s President and Chief Executive Officer, Mr. Rooney, is approved by LeRoy T. Carlson, Jr., the Chairman of U.S. Cellular. LeRoy T. Carlson, Jr. is also President and CEO of TDS. Mr. Carlson is a member of the board of directors of TDS, U.S. Cellular, and TDS Telecom. He is also the Chairman of TDS Telecom and, as such, approves the executive officer annual compensation decisions for TDS Telecom other than the President and CEO of TDS Telecom, and recommends the annual compensation of the President and CEO of TDS Telecom to the TDS Compensation Committee. James Barr III was the President and CEO of TDS Telecom in 2006. Mr. Carlson is compensated by TDS for his services to TDS and all its subsidiaries, including U.S. Cellular. However, U.S. Cellular effectively reimburses TDS for a portion of such compensation as part of a management fee pursuant to an intercompany agreement between TDS and U.S. Cellular, as discussed above. Further information is included in the proxy statement of U.S. Cellular for its 2007 annual meeting of shareholders.

Certain Relationships and Related Transactions

As disclosed above, a 2005 World Series Ring was given to Mr. Rooney by the Chicago White Sox as an honorarium, following review and approval by the U.S. Cellular Audit Committee. Neither TDS nor U.S. Cellular incurred any out of pocket costs relating to this ring. This transaction did not exceed $60,000 but was approved by the U.S. Cellular Audit Committee pursuant to the TDS and U.S. Cellular Code of Conduct. Accordingly, the TDS Audit Committee did not take action to approve this transaction.

In addition to such compensation committee interlocks and insider participation in compensation decisions, TDS and certain related parties are involved in the following relationships and transactions.

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS, U.S. Cellular and their subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS and U.S. Cellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS. Mr. Carlson does not provide legal services to TDS, U.S. Cellular or their subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal expenses from Sidley Austin LLP of $12.0 million in 2006, $7.8 million in 2005 and $10.1 million in 2004. The Audit Committee of the board of directors is responsible for the review and oversight of all related party transactions, as such term is defined by the rules of the American Stock Exchange.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2006 regarding TDS Common Shares and TDS Special Common Shares that may be issued under equity compensation plans currently maintained by TDS.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights for tandem shares	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)
TDS Common Shares	2,333,144		916,317
		$67.94
TDS Special Common Shares	3,861,478		7,981,716
Equity compensation plans not approved by security holders(2)
TDS Common Shares	-0-		9,607
		$—
TDS Special Common Shares	-0-		-0-
Total
TDS Common Shares	2,333,144		925,924
		$67.94
TDS Special Common Shares	3,861,478		7,981,716

(1)                                          This includes the following plans that have been approved by TDS shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
2004 Long-Term Incentive Plan
TDS Common Shares	2,310,777	916,317	3,227,094
TDS Special Common Shares	3,837,296	7,601,047	11,438,343
1994 Long-Term Incentive Plan
TDS Common Shares	22,367	-0-	22,367
TDS Special Common Shares	22,367	-0-	22,367
2003 Employee Stock Purchase Plan
TDS Common Shares	-0-	-0-	-0-
TDS Special Common Shares	-0-	313,477	313,477
Compensation Plan for Non-Employee Directors
TDS Common Shares	-0-	-0-	-0-
TDS Special Common Shares	1,815	67,192	69,007
Total
TDS Common Shares	2,333,144	916,317	3,249,461
TDS Special Common Shares	3,861,478	7,981,716	11,843,194

As a result of the TDS Special Common Share dividend in 2005, all options to purchase Common Shares as of May 13, 2005 under the 2004 and 1994 Long-Term Incentive Plan, whether vested or unvested, were adjusted into tandem options. The tandem options provide that upon exercise, the optionee will acquire the number of TDS Common Shares originally subject to the option plus an equal number of TDS Special Common Shares for the original exercise price.

As a result of the TDS Special Common Share dividend in 2005, the 2003 Employee Stock Purchase Plan was amended as of January 1, 2006 to replace the right to purchase TDS Common Shares with the right to purchase TDS Special Common Shares.

As a result of the TDS Special Common Share dividend in 2005, the Compensation Plan for Non-Employee Directors was amended to provide that, for retainers and regularly scheduled meetings of the board in 2006 and subsequent years, such common stock shall consist of TDS Special Common Shares.

See Note 20—Stock Based Compensation, in the notes to the consolidated financial statements included in our 2006 Annual Report to Shareholders for certain information about these plans, which is incorporated by reference herein.

The material terms of the Compensation Plan for Non-Employee Directors are set forth above under “Compensation of Directors” and are incorporated by reference herein.

(2)                                          The only plan that has not been approved by TDS shareholders is the TDS Quest Plan under which 9,607 TDS Common Shares are available for future issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On April 30, 2007 TDS had outstanding and entitled to vote 51,937,620 Common Shares, par value $.01 per share (excluding 4,621,204 Common Shares held by TDS and 484,012 Common Shares held by a subsidiary of TDS); 58,402,073 Special Common Shares, par value $.01 per share (excluding 4,539,375 Special Common shares held by TDS and 484,012 Special Common Shares held by a subsidiary of TDS); 6,444,364 Series A Common Shares, par value $.01 per share; and 8,603 Preferred Shares, par value $.01 per share.

Each of the outstanding Common Shares and Preferred Shares is entitled to one vote and each of the outstanding Series A Common Shares is entitled to ten votes. Accordingly, the voting power of all outstanding Series A Common Shares was 64,443,640 votes. The total voting power of all outstanding shares of all classes of capital stock was 116,389,863 votes at April 30, 2007 with respect to matters other than the election of directors.

Each of the outstanding Special Common Shares is entitled to one vote per share in the election of 25 percent of the directors plus one director (or four of the twelve present directors). Other than as required by law, holders of Special Common Shares do not have any right to vote on any matters except in the election of certain directors, as described above.

Security Ownership of Management

The following table sets forth as of April 30, 2007, or the latest practicable date, the number of Common Shares, Special Common Shares and Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned by each director and nominee for director of TDS, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr., Walter C.D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	Special Common Shares	6,072,898	10.4%	5.2%	—
	Series A Common Shares	6,084,381	94.4%	5.2%	52.3%
LeRoy T. Carlson(4)(10)	Common Shares	291,063	*	*	*
	Special Common Shares	397,525	*	*	—
	Series A Common Shares	53,055	*	*	*
LeRoy T. Carlson, Jr.(5)(10)	Common Shares	581,560	1.1%	*	*
	Special Common Shares	805,656	1.4%	*	—
	Series A Common Shares	17,908	*	*	*
Walter C.D. Carlson(6)	Common Shares	5,826	*	*	*
	Special Common Shares	7,182	*	*	—
	Series A Common Shares	879	*	*	*
Letitia G. Carlson, M.D.(7)	Common Shares	2,109	*	*	*
	Special Common Shares	3,178	*	*	—
	Series A Common Shares	949	*	*	*
Kenneth R. Meyers(8)(10)	Common Shares	2,681	*	*	*
	Special Common Shares	2,126	*	*	—
James Barr III(10)	Common Shares	112,328	*	*	*
	Special Common Shares	241,490	*	*	—
Donald C. Nebergall(9)	Common Shares	3,302	*	*	*
	Special Common Shares	4,533	*	*	—
	Series A Common Shares	1,052	*	*	*
Herbert S. Wander	Common Shares	3,159	*	*	*
	Special Common Shares	3,331	*	*	—
George W. Off	Common Shares	4,391	*	*	*
	Special Common Shares	4,611	*	*	—

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Martin L. Solomon	Common Shares	3,794	*	*	*
	Special Common Shares	4,147	*	*	—
Gregory P. Josefowicz	Common Shares	—	—	—	—
	Special Common Shares	—	—	—	—
Christopher D. O’Leary	Common Shares	—	—	—	—
	Special Common Shares	279	*	*	—
Mitchell H. Saranow	Common Shares	1,926	*	*	*
	Special Common Shares	2,106	*	*	—
John E. Rooney	Common Shares	2,227	*	*	*
	Special Common Shares	1,303	*	*	—
Other executive officers (8) (10) (11)	Common Shares	278,696	*	*	*
	Special Common Shares	514,722	*	*	—
	Series A Common Shares	5,500	*	*	*
All directors, director nominees and executive officers as a group (20 persons)(8)(10)	Common Shares	1,293,062	2.5%	1.1%	1.1%
	Special Common Shares	8,065,087	13.8%	6.9%	—
	Series A Common Shares	6,163,724	95.6%	5.3%	53.0%

*       Less than 1%

(1)             The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms pursuant to which shares in a brokerage account are pledged as collateral security for the repayment of debit balances, none of the above shares are pledged as security, unless otherwise specified.

(2)             Represents the percent of voting power in matters other than the election of directors.

(3)             The shares listed are held by the persons named as trustees under a voting trust which expires June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the TDS Special Common and Series A Common Shares held in the trust. If the voting trust were terminated, the following individuals, directly or indirectly, would each be deemed to own beneficially more than 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Catherine Mouly (wife of LeRoy T. Carlson, Jr.), Walter C.D. Carlson, Prudence E. Carlson, Richard Beckett (husband of Prudence E. Carlson), and Letitia G. Carlson, M.D.

(4)             Includes 37,694 Special Common Shares and 53,055 Series A Common Shares held by Mr. Carlson’s wife. Mr. Carlson disclaims beneficial ownership of such shares. Does not include 29,147 Special Common Shares and 32,945 Series A Common Shares held for the benefit of LeRoy T. Carlson or 187,554 Special Common and 188,623 Series A Common Shares held for the benefit of Mr. Carlson’s wife (an aggregate of 216,701 Special Common Shares, or 0.4% of class, and 221,568 Series A Common Shares, or 3.4% of class) in the voting trust described in footnote (3). Beneficial ownership is disclaimed as to Series A Common Shares held for the benefit of his wife.

(5)             Includes 1,156 Common Shares, 6,434 Special Common Shares and 5,275 Series A Common Shares held by Mr. Carlson’s wife outside the voting trust.

Special Common Shares in Voting Trust.   Does not include 1,812,745 Special Common Shares (3.1% of class) held in the voting trust described in footnote (3), of which 172,271 shares are held for the benefit of LeRoy T. Carlson, Jr. and 1,547,603 shares are held by family partnerships, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 92,871 Special Common Shares held for the benefit of his wife, his children and others in such voting trust.

Series A Common Shares in Voting Trust.   Does not include 1,816,776 Series A Common Shares (28.2% of class) held in the voting trust described in footnote (3), of which 174,953 shares are held for the benefit of LeRoy T. Carlson, Jr. and 1,548,988 shares are held by family partnerships, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 92,835 Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(6)             Special Common Shares in Voting Trust.   Does not include 1,893,548 Special Common Shares (3.2% of class) held in the voting trust described in footnote (3), of which shares 1,093,814 are held for the benefit of Walter C.D. Carlson and 684,910 shares are held by a family partnership, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 114,824 Special Common Shares held for the benefit of his wife and children in such voting trust.

Series A Common Shares in Voting Trust.   Does not include 1,896,607 Series A Common Shares (29.4% of class) held in the voting trust described in footnote (3), of which shares 1,095,529 are held for the benefit of Walter C.D. Carlson and 686,295 shares are held by a family partnership, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 114,783. Series A Common Shares held for the benefit of his wife and children in such voting trust.

(7)             Special Common Shares in Voting Trust.   Does not include 1,838,872 Special Common Shares (3.1% of class) held in the voting trust described in footnote (3), of which shares 1,056,351 are held for the benefit of Letitia G. Carlson, M.D. and 684,910 shares are held by a family partnership, of which Dr. Carlson is a general partner. Beneficial ownerships is disclaimed with respect to an aggregate of 97,610 Special Common Shares held for the benefit of her husband and children in such voting trust.

Series A Common Shares in Voting Trust.   Does not include 1,840,820 Series A Common Shares (28.6% of class) held in the voting trust described in footnote (3), of which 1,055,035 shares are held for the benefit of Letitia G. Carlson, M.D. and 686,295  shares are held by a family partnership, of which Dr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 99,490 Series A Common Shares held for the benefit of her husband and children in such voting trust.

(8)             Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.

(9)             Does not include 353,350 Special Common (0.1% of class) and 353,214 Series A Common Shares (5.5% of class) held as trustee under trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson, or 287 Special Common Shares or 286 Series A Common Shares held for the benefit of Donald C. Nebergall, which are included in the voting trust described in footnote (3).

(10)       Includes the following number of Common Shares that may be acquired pursuant to stock options and/or restricted stock units which are currently vested or will vest within 60 days: LeRoy T. Carlson, 246,046 shares; LeRoy T. Carlson, Jr., 552,036 shares; James Barr III, 98,583 shares; all other executive officers, 256,886 shares; and all directors and executive officers as a group 1,153,551 shares. Includes the following number of Special Common Shares that may be purchased pursuant to stock options and/or restricted stock units which are currently vested or vested within 60 days: LeRoy T. Carlson, 307,173 shares; LeRoy T. Carlson, Jr., 765,369 shares; James Barr III, 212,170 shares; all other executive officers, 483,978 shares; and all directors and executive officers as a group 1,768,690 shares.

(11)       Includes shares held by the other executive officers identified in the above list of executive officers:  David A. Wittwer, Scott H. Williamson, D. Michael Jack, Kurt B. Thaus, C. Theodore Herbert and Joseph R. Hanley.

Security Ownership by Certain Beneficial Owners

In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of April 30, 2007 or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS’s stock records as of such date. The nature of beneficial ownership in this table is sole voting and investment power except as otherwise set forth in footnotes thereto.

Shareholder’s Name and Address	Title of Class or Series	Shares of Class or Series Owned	Percent of Class	Percent of Shares of Common Stock	Percent of Voting Power(1)
Southeastern Asset Management, Inc.(2)(3) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	Common Shares	4,218,700	8.1%	3.6%	3.6%
	Special Common Shares	17,894,037	30.6%	15.3%	—
Capital Research and Management Company(4)(5) 333 South Hope Street Los Angeles, CA 90071	Common Shares	4,156,100	8.0%	3.6%	3.6%
	Special Common Shares	8,899,200	15.2%	7.6%	—
Gabelli Funds, LLC(6)(7) One Corporate Center Rye, NY 10580	Common Shares	3,763,623	7.2%	3.2%	3.2%
	Special Common Shares	3,466,470	5.9%	3.0%	—
Barclays Global Investors, NA(8) 45 Freemont Street San Francisco, CA 94105	Common Shares	3,707,464	7.1%	3.2%	3.2%

Wallace R. Weitz & Company(9)
1125 South 103rd Street,
Suite 600
Omaha, NE 68124-6008	Common Shares	2,446,300	4.7%	2.1%	2.1%
	Special Common Shares	3,805,819	6.5%	3.3%	—

(1)             Represents voting power in matters other than election of directors.

(2)             Based on a Schedule 13D (Amendment No. 11) filed with the SEC, Southeastern Asset Management reports that it has sole power to vote or direct the vote of 2,291,100 Common Shares and shared power to vote  1,530,800 Common Shares. Southeastern Asset Management reports that it has sole power to dispose or to direct the disposition of 2,681,900 Common Shares and shared power to dispose or direct the disposition of 1,530,800 Common Shares, and no power of disposition with respect to 6,000 Common Shares.

(3)             Based on a Schedule 13D (Amendment No. 9) filed with the SEC, Southeastern Asset Management reports that it has sole power to vote or direct the vote of 10,028,100 Special Common Shares and shared power to vote 5,666,200 Special Common Shares. Southeastern Asset Management reports that it has sole power to dispose or to direct the disposition of 12,221,837 Special Common Shares and shared power to dispose or direct the disposition of 5,666,200 Special Common Shares, and no power of disposition with respect to 6,000 Common Shares.

(4)             Based on a Schedule 13G (Amendment No. 4) filed with the SEC. In such Schedule 13G, Capital Research and Management Company reports that it has sole power to vote or direct the vote of, and sole power to dispose or to direct the disposition of, 4,156,100 Common Shares.

(5)             Based on a Schedule 13G (Amendment No. 2) filed with the SEC. In such Schedule 13G, Capital Research and Management Company reports that it has sole power to vote or direct the vote of 6,596,100 Special Common Shares and reports sole power to dispose or to direct the disposition of 8,899,200 Special Common Shares.

(6)             Based upon a Schedule 13D (Amendment No. 12) filed with the SEC. Includes Common Shares held by the following affiliates: GAMCO Asset Management, Inc.—2,264,823 Common Shares; Gabelli Funds, LLC—1,490,300 Common Shares; Gabelli Foundation, Inc.—1,000; GGC, Inc.—4,000 Common Shares; Mario J. Gabelli—2,500 Common Shares; and Gabelli Securities, Inc.—1,000 Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 3,763,623 Common Shares and has reported sole voting power with respect to 3,680,623 Common Shares.

(7)             Based upon a Schedule 13D (Amendment No. 1) filed with the SEC. Includes Special Common Shares held by the following affiliates: GAMCO Investors, Inc.—2,132,170 Special Common Shares; Gabelli Funds, LLC—1,299,800 Special Common Shares; GGCP, Inc.—4,000 Special Common Shares; Mario J. Gabelli—2,500 Special Common Shares; and Gabelli Securities, Inc.—28,000 Special Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 3,466,470 Common Shares and has reported sole voting power with respect to 3,301,470 Common Shares.

(8)             Based on the most recent Schedule 13G filed with the SEC. Includes Common Shares held by the following affiliates:  Barclays Global Investors, NA—1,795,305 Common Shares; Barclays Global Fund Advisors—1,723,522 Common Shares; Barclays Global Investors, Ltd.—114,829 Common Shares; Barclays Global Investors Japan Trust and Banking Company Limited—52,440 Common Shares; and Barclays Global Investors Japan Limited—21,368 Common Shares. In such Schedule 13G, such group reports sole investment authority over 3,247,895 Common Shares and has reported sole power to dispose or direct the disposition of 3,707,464 Common Shares.

(9)             Based on the most recent Schedule 13G (Amendment No. 1) filed with the SEC, Wallace R. Weitz & Company reports that it has sole or shared power to vote or direct the vote of  3,775,019 Special Common Shares and sole or shared power to dispose or to direct the disposition of  3,805,819 Special Common Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require TDS’s directors and officers, and persons who are deemed to own more than ten percent of the Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of Common Shares. The reporting persons are also required to furnish TDS with copies of all such reports they file.

Based on a review of copies of such reports furnished to TDS by the reporting persons and written representations by directors and officers of TDS, TDS believes that all filing requirements under Section 16 of the Securities Exchange Act applicable to the reporting persons during and with respect to 2006 were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See “Executive and Director Compensation—Compensation Committee Interlocks and Insider Participation.”